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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

HMS Holdings Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

5615 High Point Drive
Irving, Texas 75038

Dear Stockholder:

              On behalf of the Board of Directors and management, we cordially invite you to attend our Annual Meeting of Stockholders to be held on Thursday, July 9, 2015, beginning at 10:00 a.m., Central Daylight Time, at the Omni Mandalay Hotel at Las Colinas, located at 221 E. Las Colinas Boulevard., Irving, Texas 75039. The formal Notice of Annual Meeting is set forth in the enclosed material.

              Details regarding admission to the meeting and the business to be conducted are described in the accompanying Notice of Annual Meeting and Proxy Statement.

              This year we are pleased to be again using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of this Proxy Statement and our 2014 Annual Report on Form 10-K. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how stockholders who receive the notice can also request a paper copy of our proxy materials, including this Proxy Statement, our 2014 Form 10-K and a form of proxy card or voting instruction card. All stockholders who do not receive a notice will receive a paper copy of the proxy materials by mail. We believe that this process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

              It is important that your views be represented, whether or not you are able to attend the Annual Meeting. You may vote in person at the Annual Meeting, by proxy over the Internet or by telephone, or if you received a paper copy of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend in person.

              We appreciate your investment in HMS Holdings Corp. and look forward to seeing you at the Annual Meeting.

Sincerely,

Eugene V. DeFelice
Executive Vice President, General Counsel & Corporate Secretary

May [    ], 2015

5615 High Point Drive
Irving, Texas 75038

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	10:00 a.m. Central Daylight Time on Thursday, July 9, 2015
Place:	Omni Mandalay Hotel at Las Colinas, located at 221 E. Las Colinas Blvd., Irving, TX 75039
Items of Business:	(1)
To elect as Class II directors the five nominees named in the attached Proxy Statement for a term expiring on the date of the Company's 2017 Annual Meeting of Stockholders, or at such time as their successors have been duly elected and qualified.
(2)
To approve the amendment of the Company's Certificate of Incorporation to increase the number of shares of common stock that the Company is authorized to issue from 125,000,000 shares to 175,000,000 shares.
(3) To approve, on an advisory basis, the 2014 compensation for the Company's named executive officers, as described in the attached Proxy Statement.
(4) To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015.
(5) To consider such other business as may properly come before the 2015 Annual Meeting of Stockholders (the "2015 Annual Meeting").
Adjournments and Postponements:
Any action on the items of business described above may be considered at the 2015 Annual Meeting at the time and on the date specified above or at any time and date to which the 2015 Annual Meeting may be properly adjourned or postponed.
Record Date:	You are entitled to vote only if you were a stockholder of the Company as of the close of business on May 20, 2015 (the "Record Date").
Meeting Admission:
You are entitled to attend the 2015 Annual Meeting only if you were a stockholder of the Company as of the close of business on the Record Date or hold a valid proxy for the 2015 Annual Meeting. You should be prepared to present photo identification for admission. If you are not a stockholder of record, but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement dated prior to May 20, 2015, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If, upon request, you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the 2015 Annual Meeting.
Directions to the meeting may be obtained by calling our office at 214.453.3000 or by sending an email to ir@hms.com.

Voting:	Your vote is very important. Whether or not you plan to attend the 2015 Annual Meeting, we encourage you to read the attached Proxy Statement and vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your vote by completing, signing, dating and returning your proxy card or voting instruction card in the pre-addressed envelope provided, or by following the instructions on your proxy card or voting instruction card for voting over the Internet or by telephone. For specific instructions on how to vote, please refer to the "Questions and Answers" section beginning on page 1 of the Proxy Statement.

By the Order of the Board of Directors,
Eugene V. DeFelice
Executive Vice President, General Counsel & Corporate Secretary
May [ ], 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 9, 2015:
This Notice of Annual Meeting and Proxy Statement and our 2014 Annual Report on Form 10-K are available on our website at http://investor.hms.com/annual-proxy.cfm.

HMS HOLDINGS CORP.

PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 9, 2015

QUESTIONS AND ANSWERS

PROXY MATERIALS

Q:          Why am I receiving these materials?

A:          The Board of Directors of HMS Holdings Corp., a Delaware corporation (which may be referred to in this Proxy Statement as "we," "us," "our," the "Company" or "HMS"), has made these proxy materials available to you over the Internet or has delivered paper copies of these materials to you in connection with our 2015 Annual Meeting of Stockholders, or the 2015 Annual Meeting, to be held at 10:00 a.m. Central Daylight Time on Thursday, July 9, 2015 at the Omni Mandalay Hotel at Las Colinas, located at 221 E. Las Colinas Boulevard., Irving, Texas 75039, and at which certain items of business will be voted on. When we ask for your proxy with respect to these items of business, we must provide you with a Proxy Statement that contains certain information specified by law.

              As a stockholder, you are invited to attend the 2015 Annual Meeting and are entitled and requested to vote on the items of business described in this Proxy Statement.

              This Proxy Statement and the notice about the Internet availability of our proxy materials, as applicable, are being mailed on or about May [    ], 2015 to stockholders entitled to vote at the 2015 Annual Meeting.

Q:          What information is contained in this Proxy Statement?

A:          This Proxy Statement contains information relating to the proposals to be voted on at the 2015 Annual Meeting, the voting process, our Board of Directors and Board committees, the compensation of our directors and executive officers, beneficial ownership of the Company and certain other required information.

Q:          Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

A:          We are pleased to be again using the U.S. Securities and Exchange Commission (the "SEC") rule that allows companies to furnish their proxy materials over the Internet. We are mailing to many of our stockholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and to request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet, how to request a paper copy of the materials or how to opt to receive future proxy materials in printed form by mail are provided in the notice.

Q:          How can I access the proxy materials over the Internet?

A:          This Proxy Statement and our 2014 Annual Report on Form 10-K (the "Annual Report") are available at www.proxyvote.com, which does not have "cookies" that identify visitors to the site.

              Your notice about the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to view our proxy materials over the Internet.

Q:          What should I do if I receive more than one notice about the Internet availability of the proxy materials or more than one paper copy of the proxy materials?

A:          You may receive more than one notice, paper copy of the proxy materials, proxy card or voting instruction card. For example, if you hold your shares in more than one brokerage account, you may receive a separate notice or a separate voting instruction card for each brokerage account in which you hold shares, or, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one notice or more than one proxy card.

              To vote all of your shares by proxy, you must vote the shares represented by each notice that you receive, unless you have requested and received a proxy card or voting instruction card for the shares represented by one or more of those notices, in which case, you must complete, sign, date and return each proxy card and voting instruction card that you receive or follow the directions to vote these shares over the Internet or by telephone.

Q:          How may I obtain a paper copy of the proxy materials or a copy of HMS's Annual Report and other financial information?

A:          Instructions about how to obtain a paper copy of the proxy materials is provided on the notice of Internet availability. Stockholders may request a free copy of our Annual Report by contacting us at the address/phone number listed in the answer to the next question. We also will furnish any exhibits to the Annual Report if specifically requested. Alternatively, stockholders can access the Annual Report and other financial information under the Investor Relations tab on our website at www.hms.com.

Q:          I share an address with another stockholder, and we received only one notice of Internet availability of the proxy materials or only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

A:          If you share an address with another stockholder, you may receive only one notice of Internet availability of the proxy materials or only one paper copy of proxy materials, unless you have provided contrary instructions.

              If you wish to receive a separate set of proxy materials now, please request the additional copy by contacting our transfer agent, Broadridge Corporate Issuer Solutions, Inc. ("Broadridge"), at 1.800.542.1061. Alternatively, you can write to Broadridge at:

51 Mercedes Way
Edgewood, New York 11717
Attention: Householding Department

              All stockholders may also write to us at the address below to request a separate copy of these materials:

HMS Holdings Corp.
Attention: Investor Relations
5615 High Point Drive
Irving, Texas 75038
Email: ir@hms.com
Telephone: 214.453.3000

ANNUAL MEETING INFORMATION

Q:          How can I attend the 2015 Annual Meeting?

A:          You are entitled to attend the 2015 Annual Meeting if you were a stockholder of the Company as of the close of business on, May 20, 2015, the Record Date, or you hold a valid proxy for the 2015 Annual Meeting. You should be prepared to present photo identification for admission. A list of stockholders eligible to vote at the 2015 Annual Meeting will be available for inspection at the 2015 Annual Meeting and for a period of ten days prior to the meeting, during regular business hours, at our principal executive office, which is located at 5615 High Point Drive, Irving, Texas 75038.

              If you are not a stockholder of record, but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement dated prior to May 20, 2015, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If, upon request, you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the 2015 Annual Meeting.

              The 2015 Annual Meeting will begin promptly at 10:00 a.m., Central Daylight Time. Check-in will begin at 9:30 a.m., Central Daylight Time, and you should allow time for the check-in procedures.

Q:          How many shares must be present or represented to conduct business at the 2015 Annual Meeting?

A:          Holders of a majority of our shares common stock entitled to vote must be present in person or represented by proxy at the 2015 Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. You are part of the quorum if you have voted by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum. Broker non-votes result when shares are held in "street name" by brokers who are present in person or represented by proxy at a meeting, but who have not received a voting instruction on a particular item or matter on behalf of the customers who actually own our shares and the item or matter is not within the broker's discretionary authority to vote. See "What if I am a beneficial stockholder and I do not give the nominee voting instructions?" on page 5 for more information.

Q:          What if a quorum is not present at the 2015 Annual Meeting?

A:          If a quorum is not present in person or represented by proxy at the 2015 Annual Meeting, the stockholders present or represented at the meeting and entitled to vote, although less than a quorum, or if no stockholder is present, any officer entitled to preside or to act as secretary of such meeting, may adjourn the 2015 Annual Meeting until a quorum is present or represented. The time and place of the adjourned meeting will be announced at the time the adjournment is taken and no other notice will be given, unless the adjournment is for more than 30 days from the date of the original meeting or a new record date is set for the adjourned meeting, in which case, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

VOTING INFORMATION

Q:          What are the voting rights of the Company's holders of common stock?

A:          Each outstanding share of the Company's common stock on the Record Date will be entitled to one vote on each matter considered at the meeting.

Q:          Who is entitled to vote at the 2015 Annual Meeting?

A:          Only stockholders of record at the close of business on May 20, 2015, are entitled to vote at the 2015 Annual Meeting. We refer to this date as our Record Date.

              You may vote all shares of HMS's common stock owned by you as of the Record Date, including (i) shares that are held directly in your name as the stockholder of record, and (ii) shares held for you as the beneficial owner through a broker, trustee or other nominee, such as a bank.

              On the Record Date, we had [                ] shares of common stock issued and outstanding.

Q:          What items of business will be voted on at the 2015 Annual Meeting?

A:          The items of business scheduled to be voted on at the 2015 Annual Meeting are:

    (1)
    To elect as Class II directors the five nominees named in this Proxy Statement for a term expiring on the date of our 2017 Annual Meeting of Stockholders, or at such time as their successors have been duly elected and qualified.

    (2)
    To approve the amendment of our Certificate of Incorporation to increase the number of shares of common stock that we are authorized to issue from 125,000,000 shares to 175,000,000 shares.

    (3)
    To approve, on an advisory basis, the 2014 compensation for our named executive officers, as described in this Proxy Statement.

    (4)
    To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

We will also consider other business that properly comes before the 2015 Annual Meeting.

Q:          How does the Board of Directors recommend that I vote?

A:          Our Board of Directors recommends that you vote your shares, "FOR" the nominees for Class II director named in Proposal One; "FOR" the approval of the amendment of our Certificate of Incorporation to increase our authorized common stock; "FOR" the advisory approval of our 2014 executive compensation; and "FOR" the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the 2015 Fiscal Year.

Q:          Assuming there is a proper quorum of shares represented at the meeting, how many shares are required to approve the proposals being voted on in this Proxy Statement?

A:          The table below reflects the vote required in accordance with the laws of the State of Delaware, our Certificate of Incorporation, and our By-laws, as applicable.

Proposal Number	Matter	Vote required	Is broker discretionary voting allowed
One	Elect five Class II directors	Majority of votes cast	No
Two	Amend our Certificate of Incorporation to increase our authorized common stock	Majority of shares entitled to vote	Yes
Three	Advisory approval of executive compensation*	Majority of votes cast	No
Four	Ratify the selection of KPMG LLP	Majority of votes cast	Yes

*Advisory and non-binding. Please see Proposal Three on page 68 for more information regarding the effect of your vote.

              With respect to Proposal One, our By-laws provide that a nominee will be elected as a director if he or she receives a majority of the votes cast at the Annual Meeting. A majority of the votes cast means that the number of shares voted "for" a nominee's election exceeds the number of votes cast "against" that nominee's election (with "abstentions" and "broker non-votes" not counted as a vote either "for" or "against" that director's election).

              With respect to Proposal Two, our Certificate of Incorporation provides that the number of authorized shares of our common stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the stock entitled to vote. In determining whether this proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against this proposal (although brokers have discretionary authority to vote on this proposal).

              Our By-laws provide that approval of Proposals Three and Four shall be decided by the majority of the votes cast by the holders of all of the shares of stock present or represented at the Annual Meeting and voting affirmatively or negatively on such matter. Neither abstentions nor broker non-votes will have an effect on the outcome of such matters because approval is based solely on the number of votes cast affirmatively or negatively.

Q:          What if a director nominee does not receive a majority of the votes cast?

A:          If an incumbent director who has been nominated for re-election fails to receive a majority of the votes cast in an uncontested election "for" his/her re-election, Delaware law provides that the director continues to serve as a director in a hold-over capacity. The Company has adopted a Board Resignation Policy that requires each incumbent nominee to submit an irrevocable contingent resignation letter that will be effective upon (i) his/her failure to receive the required vote at the next annual meeting at which he/she faces re-election and (ii) Board acceptance of such resignation. Therefore, if a nominee fails to receive the required vote for re-election, our Nominating & Governance Committee will act on an expedited basis to determine whether to accept the director's resignation and will submit such recommendation for prompt consideration by the Board of Directors. The Board of Directors expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Nominating & Governance Committee and the Board of Directors may consider any factors they deem relevant in deciding whether to accept a director's resignation. The Board of Directors will publicly disclose its decision and rationale within a reasonable time period following certification of the election results. If a director's resignation is accepted by the Board of Directors, the Board may fill the vacancy or decrease the size of the Board.

Q:          What if I sign and return my proxy without making any voting decisions?

A:          If you sign and return your proxy without making any voting decisions, your shares will be voted "FOR" each of the five nominees for Class II director and "FOR" Proposals Two, Three and Four. If other matters properly come before the 2015 Annual Meeting, William C. Lucia, our President and Chief Executive Officer, and Eugene V. DeFelice, our Executive Vice President, General Counsel and Corporate Secretary, the persons named as proxy holders, will have the authority to vote on those matters for you at their discretion. As of the date of this Proxy Statement, we are not aware of any matters that will come before the 2015 Annual Meeting other than those disclosed in this Proxy Statement.

Q:          What if I am a beneficial stockholder and I do not give the nominee voting instructions?

A:          If you are a beneficial stockholder and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange (NYSE) regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain "routine" matters. If the broker does not vote on a particular proposal because that broker does not have discretionary voting power, this is referred to as a "broker non-vote." Broker non-votes will be considered as present for purposes of determining a quorum.

              The election of Class II directors (Proposal One) and the advisory approval of our 2014 executive compensation (Proposal Three) are considered "non-routine" matters under the applicable rules of the NYSE, so your broker cannot vote on these matters without your voting instructions. Your broker is permitted to vote your shares on the amendment of our Certificate of Incorporation to increase the number of authorized shares of common stock (Proposal Two) and the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015 (Proposal Four), even if your broker does not receive voting instructions from you, because the matters are considered "routine" under the applicable rules of the NYSE.

Q:          What happens if a nominee is unable to stand for election?

A:          If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or designate a substitute nominee. If a substitute nominee is selected, the proxy holders, Messrs. Lucia and DeFelice, intend to vote your shares for the substitute nominee.

Q:          What happens if additional matters are presented at the 2015 Annual Meeting?

A:          Other than the four items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the 2015 Annual Meeting. If you grant a proxy, the persons named as proxy holders, Messrs. Lucia and DeFelice, will have the discretion to vote your shares on any additional matters properly presented for a vote at the 2015 Annual Meeting.

Q:          What is the difference between holding shares as a stockholder of record and holding shares as a beneficial owner?

A:          Most of our stockholders hold their shares through a broker or other nominee rather than directly in their own name. We have summarized below some of the distinctions between being a stockholder of record and being a beneficial owner.

  Stockholder of Record

  If your shares are registered directly in your name, or as a joint holder, with our transfer agent, Broadridge, you are considered, with respect to those shares, the stockholder of record. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the 2015 Annual Meeting.

  Beneficial Owner

  If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the 2015 Annual Meeting.

  Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the 2015 Annual Meeting. Your broker, trustee or nominee has provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q:          How can I vote?

A:          Whether you hold shares directly as a stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the 2015 Annual Meeting.

  By Internet: Go to www.proxyvote.com and follow the instructions there. You will need the 12 digit number included on your proxy card, voter instruction card or notice.

  By telephone: Dial the phone number on your proxy card or notice. You will need the 12 digit number included on your proxy card, voter instruction card or notice. Telephone voting for stockholders of record is available 24 hours a day. Votes submitted by telephone must be received by 11:59 p.m. Eastern Daylight Time on July 8, 2015.

  If your shares are held in street name in an account at a bank or brokerage firm that participates in a program that offers telephone voting options, upon your request, they will provide you with a voting instruction form that includes instructions on how to vote your shares by telephone.

  By mail: If you received a paper copy of a proxy card or voting instruction card, you may submit your proxy by completing, signing and dating the proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope.

  In person: Shares held in your name as the stockholder of record may be voted in person at the 2015 Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares. Even if you plan to attend the 2015 Annual Meeting, we recommend that you use one of the methods described above to submit your proxy so that your vote will be counted if you later decide not to attend the 2015 Annual Meeting.

Q:          Is my vote confidential?

A:          Proxy cards, ballots and voting instructions and tabulations that identify individual stockholders will be tabulated by Broadridge and will be handled in a manner that protects your voting privacy.

Q:          How are my votes cast when I submit my proxy over the Internet, by telephone or by mail?

A:          When you submit your proxy over the Internet, by telephone or by signing and returning the proxy card, you appoint Messrs. Lucia and DeFelice as your representatives at the 2015 Annual Meeting. Messrs. Lucia and DeFelice will vote your shares at the 2015 Annual Meeting as you have instructed. They are also entitled to appoint a substitute to act on their behalf.

Q:          May I change my vote?

A:          Yes. You may change your vote at any time prior to the vote at the 2015 Annual Meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Corporate Secretary prior to your shares being voted, or by attending the 2015 Annual Meeting and voting in person. For your written notice of revocation to be effective, it must be received by our Corporate Secretary at our principal executive office no later than July 8, 2015. Attendance at the 2015 Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request or if you cast a new vote. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the 2015 Annual Meeting and voting in person. If you are a stockholder of record or if your shares are held in street name and your bank or brokerage firm offers telephone and Internet voting options, you may also change your vote at any time prior to 11:59 p.m. Eastern Daylight Time on

July 8, 2015 by voting over the Internet or by telephone. If you change your vote, your latest telephone or Internet proxy is counted.

Q:          Who will serve as inspector of elections?

A:          Broadridge will tabulate votes and a representative of Broadridge will act as inspector of elections.

Q:          Who will bear the cost of soliciting votes for the 2015 Annual Meeting?

A:          HMS is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees. These individuals will not receive any additional compensation for such solicitation activities. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy materials to stockholders.

Q:          Where can I find the voting results of the 2015 Annual Meeting?

A:          We intend to announce preliminary voting results at the 2015 Annual Meeting and publish final results on a Current Report on Form 8-K within four business days of the 2015 Annual Meeting.

Q:          What if I have questions for HMS's transfer agent?

A:          Broadridge serves as our transfer agent. Broadridge can be reached as follows:

HMS Holdings Corp.
c/o Broadridge Corporate Issuer Solutions
P.O. Box 1342
Brentwood, New York 11717
Telephone Inquiries 855.418.5059 or TTY for hearing impaired: 855.627.5080
Foreign Stockholders: 720.378.5654
Website: http://www.broadridge.com
shareholder@broadridge.com

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Q:          What is the deadline for submitting proposals for inclusion in HMS's proxy statement for the 2016 Annual Meeting of Stockholders?

A:          Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), stockholders may present proper proposals for inclusion in our proxy statement relating to, and for consideration at, the 2016 Annual Meeting of Stockholders, or the 2016 Annual Meeting, by submitting their proposals to us in a timely manner. Such proposals will be so included if they are received in writing at our principal executive office no later than January [    ], 2016 and if they otherwise comply with the requirements of Rule 14a-8. Proposals should be addressed to: Eugene V. DeFelice, Corporate Secretary, HMS Holdings Corp., 5615 High Point Drive, Irving, Texas 75038.

              With regard to any proposal by a stockholder not seeking to have such proposal included in the proxy statement, but seeking to have such proposal considered at the 2016 Annual Meeting or seeking to nominate a candidate for director at the 2016 Annual Meeting, in order for such proposal/nomination to be considered timely it must be received in writing by the Corporate Secretary at our principal executive office between March [    ], 2016 and April [    ], 2016. If a stockholder fails to timely notify us of such proposal, then the persons appointed as proxies may exercise their discretionary voting authority in determining whether the proposal will be considered at the 2016 Annual Meeting notwithstanding that stockholders have not been advised of the proposal in the proxy statement for the 2016 Annual Meeting. Any proposals submitted by stockholders must comply in all respects with (i) the rules and regulations of the SEC, (ii) the provisions of our Certificate of Incorporation and our By-laws and (iii) applicable Delaware law.

Q:          How may I obtain a copy of HMS's By-law provisions regarding stockholder proposals and director nominations?

A:          You may contact the Corporate Secretary at our principal office for a copy of the relevant By-law provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our By-laws are also available on our website under the "Investor Relations"/"Corporate Governance" tabs or at http://investor.hms.com/governance.cfm.

FURTHER QUESTIONS

Q:          Who can help answer my questions?

A:          If you have any questions about the 2015 Annual Meeting, you should contact our Corporate Secretary, Eugene V. DeFelice at 214.453.3000.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

              Our business affairs are managed under the direction of the Board of Directors in accordance with the General Corporation Law of the State of Delaware, our Certificate of Incorporation and our By-laws. Our Board of Directors currently consists of nine members.

Craig R. Callen	Ellen A. Rudnick
Robert M. Holster	Bart M. Schwartz
William C. Lucia	Richard H. Stowe
Daniel N. Mendelson	Cora M. Tellez
William F. Miller III

Board Determination of Independence

              A majority of our Board of Directors must be comprised of "independent directors" in accordance with the NASDAQ Stock Market, Inc. Marketplace Rules (the "NASDAQ Marketplace Rules"). Under Rule 5605(a)(2) of the NASDAQ Marketplace Rules, a director will only qualify as an "independent director" if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based on its review of the applicable independence standards and answers to annual questionnaires completed by the directors, our Board of Directors has determined that each of Messrs. Holster, Callen, Mendelson, Miller, Schwartz and Stowe and Mses. Rudnick and Tellez is an "independent director" as defined under the NASDAQ Marketplace Rules.

Meetings of the Board of Directors

              The Board of Directors held five meetings during 2014. Our non-management directors meet in executive session without any member of management present after each regularly scheduled quarterly Board meeting (and following other meetings if necessary).

              Each incumbent director attended at least 75% of the aggregate of the total number of meetings of (a) the Board of Directors, and (b) the committees on which the director served.

              We do not have a policy with regard to directors' attendance at annual meetings of stockholders. Mr. Lucia attended our 2014 Annual Meeting of Stockholders.

Board Committees

              The Board of Directors has the following standing committees: Audit Committee, Compliance Committee, Nominating & Governance Committee and Compensation Committee, each of which operates pursuant to a separate charter that has been approved by the Board of Directors. A current copy of each charter is available on our website at www.hms.com, under the "Investor Relations"/ "Corporate Governance" tabs or at http://investor.hms.com/governance.cfm. Each committee reviews the appropriateness of its charter on an annual or periodic basis, as required by its charter.

              By the terms of their respective charters, each of the Audit, Compensation and Nominating & Governance Committees is authorized, without further action by the Board, to engage such independent advisors as it deems necessary or appropriate to carry out its responsibilities.

              The Board of Directors makes committee and committee chair assignments annually at its meeting following the annual meeting of stockholders, although further changes to committee assignments are made from time to time as deemed appropriate by the Board of Directors.

              The composition and primary responsibilities of each committee are summarized below.

Independent Director	Committee**
	Audit	Compensation	Compliance	Nominating & Governance
Craig R. Callen		✓		✓
Daniel N. Mendelson		✓	✓	✓
Ellen A. Rudnick	✓*		✓	✓
Bart M. Schwartz	✓		✓*	✓
Richard H. Stowe		✓*		✓*
Cora M. Tellez	✓			✓

*Committee Chair

**Committee membership is as of the date of this Proxy Statement.

Audit Committee

              The current members of the Audit Committee of the Board of Directors are Ms. Rudnick (Chair), Mr. Schwartz and Ms. Tellez. The Board of Directors has determined that each member of the Audit Committee is an independent director, as defined in the NASDAQ Marketplace Rules and the independence requirements contemplated by Rule 10A-3 under the Exchange Act, and meets NASDAQ's financial knowledge and sophistication requirements. In addition, the Board has determined that Ms. Tellez qualifies as an "audit committee financial expert," as such term is defined in Item 407(d)(5)(ii) of Regulation S-K.

              As more fully described in its Charter, the Audit Committee's function is to assist the Board of Directors with its oversight of our accounting and financial processes and the audits of our financial statements. The Audit Committee is responsible for oversight of our independent auditor, including sole and direct responsibility to appoint, evaluate and terminate, when necessary, the engagement of our independent auditor, set the compensation of our independent auditor, pre-approve all audit services to be provided by our independent auditor and oversee the work of our independent auditor. The responsibilities of the Audit Committee also include, among other things, review of our audited financial statements and quarterly unaudited financial statements and oversight of (i) our internal control over financial reporting and disclosure controls and procedures, (ii) the performance of our internal audit function and (iii) our policies with respect to risk assessment and risk management. The Audit Committee held eight meetings during 2014.

              Additional information regarding the Audit Committee and its functions and responsibilities is included in this Proxy Statement under the captions "Audit Committee Report" and "Proposal Four - Ratification of the Selection of Independent Registered Public Accounting Firm."

Compensation Committee

              The current members of the Compensation Committee of the Board of Directors are Messrs. Stowe (Chair), Callen (as of February 2014) and Mendelson. The Board of Directors has determined that each member of the Compensation Committee is an independent director, as independence for compensation committee members is defined in the NASDAQ Marketplace Rules. Messrs. Stowe, Callen and Mendelson also qualify as "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the "Code") and as "non-employee" directors as defined in Rule 16b-3 of the SEC.

              As more fully described in its Charter, the Compensation Committee's function is to discharge the Board of Directors responsibilities relating to the compensation of our Chief Executive Officer and our other executive officers, with overall responsibility for approving and evaluating all of our compensation plans, policies and programs as they affect the Chief Executive Officer and other executive officers. In addition, the Compensation Committee is responsible for producing an annual report on executive compensation for inclusion in our proxy statement or annual report on Form 10-K, as applicable, reviewing and making recommendations to the Board of Directors with respect to compensation for directors, reviewing and making recommendations to the Board of Directors with respect to incentive compensation and equity-based plans and administering our equity-based plans. The Compensation Committee held five meetings in 2014.

Compliance Committee

              The current members of the Compliance Committee of the Board of Directors are Mr. Schwartz (Chair), Mr. Mendelson and Ms. Rudnick. In April 2015, upon the recommendation of the Nominating & Governance Committee, the Board of Directors determined to increase the size of the Compliance Committee to four members and to appoint Ms. Tellez as an additional member, effective as of the date of the 2015 Annual Meeting, subject to her re-election as a Class II director. The Board of Directors has determined that each current member of the Compliance Committee and Ms. Tellez is an independent director, as defined in the NASDAQ Marketplace Rules.

              As more fully described in its Charter, the Compliance Committee's function is to oversee the operation of our Corporate Compliance Program which relates to our adherence to healthcare-related laws, regulations, and guidance. The Compliance Committee held four meetings in 2014.

Nominating & Governance Committee

              The current members of the Nominating & Governance Committee of the Board of Directors are Messrs. Stowe (Chair), Callen (as of February 2014), Mendelson and Schwartz and Mses. Rudnick and Tellez. In April 2015, upon the recommendation of the Nominating & Governance Committee, the Board of Directors determined to appoint Mr. Mendelson as Chair of the Nominating & Governance Committee, with Mr. Stowe continuing to serve as a member of the committee, effective as of the date of the 2015 Annual Meeting, subject to their re-election as a Class II director. The Board of Directors has determined that each member of the Nominating & Governance Committee is an independent director, as defined in the NASDAQ Marketplace Rules.

              As more fully described in its Charter, the Nominating & Governance Committee's functions are (i) to identify individuals qualified to join the Board of Directors, and to recommend director nominees for election at the annual meeting of stockholders; (ii) to lead the Board of Directors in reviewing corporate governance related matters; (iii) to lead the Board of Directors in periodic reviews of the Board's performance; and (iv) to recommend nominees for each committee to the Board of Directors. The processes and procedures followed by the Nominating & Governance Committee in identifying and evaluating director candidates are described below under the heading "Director Nomination Process." The Nominating & Governance Committee held three meetings in 2014.

Compensation Committee Interlocks and Insider Participation

              During 2014, the members of our Compensation Committee were Richard H. Stowe, Craig R. Callen and Daniel N. Mendelson. None of Messrs. Stowe, Callen or Mendelson has ever been an officer or employee of the Company. None of the current or prior members of the Compensation Committee had a related person transaction involving the Company during the year ended December 31, 2014. During 2014, none of our executive officers (i) served as a member of the board of directors or compensation committee (or equivalent entity) of any other entity that had one or more of its executive officers serving as a member of our Compensation Committee or (ii) served as a member of the compensation committee (or equivalent entity) of any other entity that had one or more of its executive officers serving as a member of our Board of Directors.

Board Leadership Structure

              Our governance framework provides our Board of Directors with the flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board of Directors considers many factors, including the recommendation of the Nominating & Governance Committee, the pros and cons of alternative leadership structures in light of the specific needs of the Company and what is in the best interests of its stockholders. As the Company's circumstances have evolved, the Board of Directors has adopted different leadership structures, such as combining the Chairman and Chief Executive Officer positions at times, and at other times separating them. On April 24, 2015, in light of Mr. Holster's decision to step down as Chairman the Board appointed Mr. Lucia, the Company's current President and Chief Executive Officer, to serve as the Chairman of the Board of Directors, effective as of the date of the 2015 Annual Meeting. The Board has determined that this combined role most appropriately suits our Company at this time because Mr. Lucia is the person best qualified to serve as Chairman for reasons that include his long history with the Company and his extensive knowledge of all aspects of our Company and its complex business and products. We believe that this structure, with Mr. Lucia serving as both Chairman of the Board and Chief Executive Officer, provides the Company with unified leadership and direction and promotes an effective flow of information between management and the Board. Combining the roles of Chairman and Chief Executive Officer is a leadership model that has served our stockholders in the past and is the optimal structure to effectively execute the Company's current strategic initiatives and business plans and confront its recent challenges. Given the complexity of our business and the rapidly changing healthcare environment in which we operate, having Mr. Lucia serve as both Chairman and Chief Executive Officer provides a clear line of authority and ensures the Company is represented by a single voice.

              While our Board of Directors is confident that combining the roles of Chairman and Chief Executive Officer will serve the best interests of our Company and our stockholders as it has in the past, the Board recognizes the importance of having a strong, counterbalancing structure to ensure that the Board functions in an appropriately independent manner. Accordingly, pursuant to our Corporate Governance Guidelines, the Board of Directors created an independent lead director role to supplement the combined Chairman and Chief Executive Officer position and appointed current director Richard Stowe to serve as the Lead Independent Director, also effective as of the date of the 2015 Annual Meeting. As Lead Independent Director, Mr. Stowe's duties include:

•
Presiding at all meetings of the Board of Directors at which the Chairman is not present, including executive sessions of the independent directors;

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Having the authority to call meetings of the independent directors, as needed;

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Serving as the principal liaison between the Chairman of the Board and the other directors;

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Working with the Chairman to approve and prepare Board meeting agendas and schedules, assuring there is sufficient time for discussion of all agenda items;

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Recommending to the Nominating & Governance Committee and to the Chairman selection for the membership and chairman position for each Board committee;

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Interviewing, together with the chair of the Nominating & Governance Committee, all director candidates and making recommendations to the Nominating & Governance Committee;

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Being available for consultation and direct communication with stockholders to the extent authorized by the Board and circumstances are appropriate;

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Retaining outside advisors and consultants on Board-wide issues; and

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Otherwise consulting the Chairman and Chief Executive Officer on matters relating to corporate governance and Board performance.

              In addition, each of the standing committees of our Board of Directors is chaired by an independent director and is comprised entirely of independent directors. The Board of Directors convenes quarterly and eight of our nine directors meet NASDAQ's independence standards. Following each regularly scheduled quarterly Board meeting (and following other meetings if necessary), our non-employee Board members meet in an executive session to review key decisions, discuss their observations and shape future Board agendas, all in a manner that is independent of management and where necessary, challenging management. The executive sessions will be led by Mr. Stowe as Lead Independent Director. Active involvement of the independent directors that work together and in tandem through their various functional areas of expertise, combined with the qualifications and significant responsibilities of our Lead Independent Director, creates an environment for increased engagement of the Board as a whole and promotes strong, independent oversight of management and affairs. We believe this leadership structure — a combined Chairman and Chief Executive Officer, a Lead Independent Director, active and strong non-employee directors and Board committees led by independent directors — is effective and is the appropriate leadership structure for the Company.

Director Nomination Process

              The Nominating & Governance Committee is responsible for identifying individuals qualified to become members of the Board of Directors, consistent with criteria approved by the Board, and recommending to the Board of Directors the nominees for election as directors at any meeting of stockholders and the persons to be elected by the Board of Directors to fill vacancies or newly created directorships. The Nominating & Governance Committee periodically reviews with the Board of Directors the size and composition of the Board of Directors as a whole and the requisite skills and criteria for new board members.

              Stockholder Recommendations of Director Candidates.    The Nominating & Governance Committee will consider director candidates suggested by you, our stockholders, provided that the recommendations are made in accordance with the procedures described in this Proxy Statement in the Q&A Section under the heading "Stockholder Proposals and Director Nominations." As set forth in the Nominating & Governance Committee Charter, the Nominating & Governance Committee will review and evaluate information available to it regarding candidates proposed by stockholders and shall apply substantially the same criteria, and follow substantially the same process in considering them, as it does for other candidates.

              Criteria for Nomination to the Board.    Pursuant to our Corporate Governance Guidelines, the Nominating & Governance Committee will review director candidates in accordance with the following general criteria:

•
Nominees should have a reputation for integrity, honesty and adherence to high ethical standards.

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Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company.

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Nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees.

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Nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors, and the general public, and to act in the interests of all stockholders.

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Nominees should not have, nor appear to have, a conflict of interest that is not properly mitigated that would impair the nominee's ability to represent the interests of all the Company's stockholders and to fulfill the responsibilities of a director.

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Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

              In addition to the general criteria, in evaluating prospective candidates, the Nominating & Governance Committee takes into account all factors it considers appropriate, including but not limited to the characteristics of independence, diversity, age, skills and experience, the needs and composition of the Board of Directors as a whole (including diversity of skills, background and experience), the performance and continued tenure of incumbent directors, the balance of management and independent directors and the need for financial or other specialized expertise. The Nominating & Governance Committee has not established specific minimum qualifications for a candidate to be recommended for nomination to the Board of Directors. Rather, the Nominating & Governance Committee recommends candidates that it believes will enhance our Board of Directors and benefit the Company and our stockholders based on the factors discussed above.

              Process for Identifying and Evaluating Nominees.    Candidates for director may come to the attention of the Nominating & Governance Committee through current members of the Board of Directors, professional search firms, stockholders or industry sources. The Nominating & Governance Committee first evaluates director candidates by reviewing their biographical information and qualifications and checking the candidates' references. Potentially qualified candidates are initially interviewed by the Company's President and Chief Executive Officer and at least one member of the Nominating & Governance Committee and then, if appropriate, by at least a majority of the Nominating & Governance Committee, as well as other members of the Board of Directors. After completing the evaluation and interviews, the Nominating & Governance Committee determines which individuals are qualified to become board members and makes a recommendation to the Board of Directors as to the individuals who should be nominated for election by the stockholders at a meeting or elected by the Board of Directors to fill a vacancy or newly created directorship. The Board of Directors makes the final determination whether to nominate or elect a candidate after considering the Nominating & Governance Committee's report.

Stockholder Communication with the Board of Directors

              Stockholders may communicate with the Board of Directors by sending a letter to HMS Holdings Corp. Board of Directors, c/o Corporate Secretary, 5615 High Point Drive, Irving, Texas 75038. The Corporate Secretary will receive and review all correspondence and forward it to the Chairman of the Board, the Chairman of the Audit Committee or to any individual director or directors to whom the communication is directed, as appropriate. Notwithstanding the above, the Corporate Secretary has the authority to discard or disregard any communication that is unduly hostile, threatening, illegal or otherwise inappropriate, or to take any other appropriate actions with respect to such communications.

The Board of Directors' Role in Risk Oversight

              Our Board of Directors bears the responsibility for maintaining oversight over the Company's exposure to risk. The Board of Directors, itself and through its committees, regularly discusses our material risk exposures, the potential impact on the Company and the efforts of management it deems appropriate to deal with the risks that are identified.

              The Company has a formal Enterprise Risk Management ("ERM") program that supports the Board of Directors and the Company's executive leadership. The program is led by our Risk Management and Internal Audit department and incorporates information gathered from our executive officers, business unit leaders and other managers. Through the ERM program, we conduct risk assessments at both the corporate level and across the Company's business units. The ERM program also facilitates the ongoing development of the corporate risk appetite and risk mitigation strategies for key areas of Company risk. The Board of Directors and the relevant Board committees receive regular reports on the major risks and exposures facing the Company and the steps management has taken to monitor and control such risks and exposures. The outputs of the ERM program inform the Board of Directors and provide a basis for the Board of Directors' oversight of the Company's exposure to risk.

              As part of the Board of Directors' general oversight function for risk management, each of the Board committees addresses risks that fall within the committee's areas of responsibility. The Audit Committee works with management and the independent registered public accounting firm to assess the quality and adequacy of the Company's processes and controls that could affect the Company's financial statements and financial reporting, including discussing significant financial risk exposure and the steps management has taken to monitor, control and report such exposure. The Compensation Committee, in connection with the performance of its duties, considers risks associated with the elements of the Company's compensation programs. In February 2015, the Company's management and Compensation Committee, with the assistance of the Committee's independent compensation consultant, Frederic W. Cook & Co., Inc. ("F.W. Cook"), conducted a comprehensive assessment of the risks associated with the Company's compensation policies and practices for all employees, including non-executive officers, as they relate to risk management practices and risk-taking incentives. The Committee took into consideration the Company's current compensation structure and the possible risks and mitigation factors associated with each compensation element. Based on the results of this assessment, the Committee does not believe that the Company's compensation policies and practices for its employees create risks that are reasonably likely to have a material adverse effect on the Company. The Compliance Committee meets regularly with management to assess the Company's security programs and healthcare compliance policies and procedures and risks associated therewith. Last, the Nominating & Governance Committee, with guidance from outside counsel, considers the risks associated with corporate governance. The agenda for each regularly scheduled meeting of the Board of Directors provides for a report by each Committee chair.

Code of Ethics

              As previously disclosed, on July 31, 2014, our Board of Directors approved certain amendments to the Company's Code of Conduct, Code of Conduct for Designated Senior Financial Managers and Code of Ethics to harmonize the codes and integrate them into one document (the "Amended Code of Conduct") applicable to all of our directors, officers and employees, including all of the Company's subsidiaries' employees, officers, directors, contractors, contingent workers and business affiliates. No substantive amendment to any element of the "code of ethics" definition enumerated in Item 406(b) of Regulation S-K was effectuated as a result of these amendments. A copy of the Amended Code of Conduct is publicly available on our website under the "Investor Relations"/"Corporate Governance" section at: http://investor.hms.com/governance.cfm and can also be obtained free of charge by sending a request to our Corporate Secretary at 5615 High Point Drive, Irving, Texas 75038. We intend to disclose any future amendments or waivers to the provisions of the Amended Code of Conduct that relate to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions by filing such information on a Current Report on Form 8-K with the SEC within four business days, to the extent such filing is required by the NASDAQ Marketplace Rules; otherwise, we will disclose such amendments or waivers by posting such information on our website.

Corporate Governance Guidelines

              In October 2014, the Board of Directors voluntarily adopted Corporate Governance Guidelines, which address matters such as director responsibilities and qualifications, committee membership and structure, board composition and structure, director compensation, communications with outside parties and the annual performance evaluation of the Board. Our Corporate Governance Guidelines form an important and flexible framework for the Board's corporate governance practices and assist the Board in carrying out its responsibilities. They provide, among other things, that:

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The directors shall have full and free access to the Company's management in discharging their obligation to oversee Company management;

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A majority of directors of the Board must be independent as defined by the standards established by NASDAQ and the SEC;

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A director must limit the number of public company boards on which he or she serves and must advise the Chairman and the Chair of the Nominating & Governance Committee in advance of joining another public board;

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A lead independent director shall be appointed by the Board to provide leadership to independent directors in the event the Chairman is not an independent director;

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Independent directors must promptly inform the Chairman and the Chair of the Nominating & Governance Committee of any matter that may cause a change in their status as independent directors or of an activity that may rise to the level of a material conflict of interest; and

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The Nominating & Governance Committee will conduct an annual performance evaluation of the Board, its Committees, and the individual directors.

              From time to time, the Nominating & Governance Committee will review our Corporate Governance Guidelines, and, if necessary, will recommend changes to the Board. Our Corporate Governance Guidelines are available to view at our website, http://investor.hms.com/governance.cfm, under the "Investor Relations"/"Corporate Governance" section.

Board, Committee and Individual Director Performance Reviews

              The Board of Directors conducts annual self-evaluations to assess the qualifications, attributes, skills and experience represented on the Board and to determine whether the Board and its committees, are functioning effectively. As part of the board self-evaluation process, an evaluation of the performance of individual directors over the course of the past year is conducted. The Board's assessment focuses on key performance areas including, but not limited to, the composition and conduct of the Board and its Committees, the Board's promotion of good governance and the fulfillment of its primary responsibilities, the directors' overall involvement and commitment to the Board and their designated committees, and the individual contributions that each director may have made to enhance the Board's overall effectiveness. The process is guided and overseen by the Nominating & Governance Committee and the results of the evaluations are discussed by the full Board.

Certain Relationships and Related Person Transactions

              The Audit Committee's Charter provides that the Audit Committee shall review all transactions with related persons on an ongoing basis for potential conflict of interest situations and that all such transactions must be approved by the Audit Committee.

              Our Board of Directors has adopted a written Related Person Transaction Policy (as amended and approved by the Board in October 2014) to assist the Board in reviewing proposed transactions between the Company and certain individuals deemed to be "related persons." The policy applies to our executive officers, directors, director nominees and 5% stockholders (and their immediate family members), each of whom we refer to as a "related person," and governs the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. We refer to such a transaction, arrangement or relationship as a "related person transaction."

              A related person must notify the Corporate Secretary of any plan to enter into, extend or modify any transaction with the Company or its affiliate that could be a related person transaction. The policy calls for the proposed transaction with a related person to be reviewed and, if deemed appropriate, approved by the Audit Committee prior to entry into the transaction. Under the policy, any related person transactions that are ongoing in nature and previously approved by the Audit Committee will be reviewed annually.

              A transaction with a related person reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person's interest in the transaction. The Audit Committee will review and consider all relevant information regarding the transaction, including the impact on a director's independence or a Board committee's composition in the event the related person is a director, as it deems appropriate under the circumstances.

              The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company. In connection with approving a transaction with a related person, the Audit Committee may impose any conditions on the transaction that it deems appropriate. All related person transactions will be disclosed in applicable SEC filings to the extent required by the Securities Act of 1933 and the Exchange Act and related rules and regulations.

DIRECTOR COMPENSATION

              The Compensation Committee has the responsibility for recommending to the Board of Directors the form and amount of compensation for directors, which are subject to review and adjustment by the Board of Directors from time to time. Directors who are employed by the Company do not receive compensation for their service on the Board of Directors. Directors who are not our employees (non-employee directors) receive cash and equity-based compensation for their services as a director. All of our directors are reimbursed for reasonable expenses incurred in connection with attendance at meetings of the Board of Directors or its committees.

Standard Compensation Arrangements for Non-Employee Directors

              Effective from September 2012 through March 2015, non-employee directors received the following compensation for their service on the Board of Directors.

Cash Compensation

              We provided our non-employee directors with the following annual cash compensation:

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Non-employee director cash retainer of $50,000;

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Audit Committee chair additional cash retainer of $20,000;

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Compensation Committee chair additional cash retainer of $15,000;

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Nominating & Governance Committee chair additional cash retainer of $15,000; and

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Compliance Committee chair additional cash retainer of $15,000.

All cash compensation, unless deferred by a director pursuant to the Director Deferred Compensation Plan, is paid in quarterly installments in arrears.

Equity-Based Compensation

              We provided our non-employee directors an annual equity award under the Fourth Amended and Restated 2006 Stock Plan (the "2006 Stock Plan") consisting of an equal number of non-qualified stock options and restricted stock units, with an aggregate value of $100,000 on the date of grant. The number of stock options and restricted stock units awarded is calculated based on the grant date fair value as computed in accordance with FASB guidance on stock-based compensation, except that no assumption for forfeitures would be included. Annual equity awards to our non-employee directors are made in the fourth quarter of the fiscal year and vest quarterly in equal installments over a one year period.

Compensation of our Non-Employee Chairman of the Board

              Mr. Holster, in his capacity as Chairman of the Board, also received (i) an annual cash retainer of $41,000 and (ii) annual equity compensation consisting of an equal number of non-qualified stock options and restricted stock units with an aggregate value of $94,000 on the date of grant, which vest quarterly in equal installments over a one year period commencing on December 31 of the year of the grant. The number of stock options and restricted stock units awarded is calculated based on the grant date fair value computed in accordance with FASB guidance on stock-based compensation, except that no assumption for forfeitures would be included.

Director Deferred Compensation Plan

              Each of our non-employee directors is eligible to participate in our Director Deferred Compensation Plan, under which the non-employee director may elect to defer all or part of his or her cash retainer fees and annual restricted stock unit grants until the termination of his or her service as a member of the Board for any reason. The amount of any cash compensation deferred by a non-employee director is converted into a number of deferred stock units, determined based upon the closing price of our common stock on the NASDAQ Global Select Market on the date such fees would otherwise have been payable, and credited to a deferred compensation account maintained in his or her name. Deferred restricted stock unit grants are converted on a share-for-share basis into deferred stock units on the date such restricted stock units would otherwise have been payable and also credited to the non-employee director's account. The account will be credited with additional deferred stock units, also based on such average market value, upon the payment date for any dividends declared on our common stock. On January 10th of the year following a director's termination of service, the amounts accumulated in the deferred compensation account will be distributed in the form of common stock under the 2006 Stock Plan equal to the number of whole deferred stock units in the account and cash in lieu of any fractional shares.

              The following table sets forth the deferred stock units held by our non-employee directors as of December 31, 2014.

Name	Deferred Stock Units
Craig R. Callen	6,952
Robert M. Holster	27,208
Daniel N. Mendelson	2,600
William F. Miller III	4,058
Ellen A. Rudnick	7,534
Bart M. Schwartz	12,473
Richard H. Stowe	26,060
Cora M. Tellez	14,270

April 2015 Non-Employee Director Compensation Changes

              In February 2015, the Compensation Committee reviewed the design and competitive positions of non-employee director compensation with the assistance of its independent compensation consultant, F.W. Cook. After reviewing peer company market data supplied by F.W. Cook, the Compensation Committee recommended and the Board approved certain changes to the cash and equity-based compensation for non-employee directors based on competitive and evolving governance practices. Taking into account these changes, our total non-employee director compensation, on a "per director" basis and excluding chair and lead independent director retainers, remains below the median level of our peer group companies. In particular, the Board approved the following changes, effective on April 1, 2015:

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an increase to the amount of the annual equity award to non-employee directors by $30,000 to $130,000 (in the form of non-qualified stock options and restricted stock units on an equal number of options/units basis);

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an additional $2,000 cash fee for each Board meeting attended in excess of eight Board meetings during the fiscal year;

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an additional $7,000 cash retainer annually for non-chair Audit Committee members and an additional $5,000 cash retainer annually for non-chair members of the Compliance, Compensation and Nominating & Governance Committees; and

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an annual cash retainer of $25,000 for the Lead Independent Director, if applicable.

Stock Ownership Guidelines for Directors

              In October 2014, the Board established significant stock ownership guidelines for our directors upon the recommendation of the Compensation Committee's independent compensation consultant, F.W. Cook. The Board believes the guidelines will encourage directors to accumulate a meaningful ownership stake in the Company over time to strengthen alignment of their interests with the long-term interests of stockholders. Non-employee directors are expected to own shares of Company common stock that have a market value of at least five times their annual cash retainer. For purposes of complying with the guidelines, a director's holdings include shares owned outright, directly or indirectly, restricted stock or restricted stock units, and deferred stock units. Each director is required to satisfy the stock ownership guidelines applicable to them by October 30, 2019 or within five years after first becoming subject to the guidelines.

2014 Director Compensation

              The following table sets forth compensation earned by each of our non-employee directors for services as a director during 2014.

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Total ($)
Craig R. Callen	50,000	74,018	25,956	149,974
Robert M. Holster	91,000	143,602	50,357	284,959
Daniel N. Mendelson	50,000	74,018	25,956	149,974
William F. Miller III	50,000	74,018	25,956	149,974
Ellen A. Rudnick	70,000	74,018	25,956	169,974
Bart M. Schwartz	65,000	74,018	25,956	164,974
Richard H. Stowe	80,000	74,018	25,956	179,974
Cora M. Tellez	50,000	74,018	25,956	149,974

(1)
The number of unexercised stock options held by the directors named in the above table as of December 31, 2014 was as follows: Mr. Callen (4,385), Mr. Holster (31,528), Mr. Mendelson (6,985), Mr. Miller (39,354), Ms. Rudnick (59,304), Mr. Schwartz (12,504), Mr. Stowe (104,304), and Ms. Tellez (7,069). The number of restricted stock units outstanding as of December 31, 2014, which includes restricted stock units that the directors have deferred under the Director Deferred Compensation Plan, held by the directors named in the above table was as follows: Mr. Callen (6,952), Mr. Holster (27,208), Mr. Mendelson (5,167), Mr. Miller (6,625), Ms. Rudnick (7,420), Mr. Schwartz (13,757), Mr. Stowe (26,060) and Ms. Tellez (14,270). See footnote 2 for information regarding the deferral of these restricted stock units by some of our directors.

(2)
Includes the value of fully vested deferred stock units received under our Director Deferred Compensation Plan in lieu of all or a specified portion of the non-employee director's cash retainer fees based on the fair market value of the underlying shares on the dates the cash retainer fees would otherwise have been paid. For the year ended December 31, 2014, each of Messrs. Schwartz and Stowe and Ms. Tellez elected to defer all or a portion of their cash retainer, and as a result Mr. Schwartz received 1,640 deferred stock units with a value of $32,500, Mr. Stowe received 4,037 deferred stock units with a value of $80,000, and Ms. Tellez received 2,523 deferred stock units with a value of $50,000.

(3)
On November 12, 2014, Mr. Holster was granted 6,639 restricted stock units, which he elected to defer under the Director Deferred Compensation Plan. Each of Messrs. Callen, Mendelson, Miller, Schwartz, and Stowe, and Mses. Rudnick and Tellez were granted 3,422 restricted stock units. Ms. Rudnick and Mr. Schwartz each elected to defer 1,711 restricted stock units, and

  Messrs. Callen and Stowe and Ms. Tellez each elected to defer 3,422 restricted stock units. The restricted stock units vest quarterly, with the first quarter vesting on December 31, 2014. The amounts in this column represent the grant date fair value of the restricted stock units granted on November 12, 2014 computed in accordance with FASB guidance on stock-based compensation. The relevant assumptions made in the valuations may be found in Note 11 of the Notes to the Consolidated Financial Statements in our Annual Report. These amounts do not correspond to the actual value that may be realized by the directors with respect to these awards.

(4)
On November 12, 2014, Mr. Holster was granted a non-qualified stock option to purchase 6,639 shares of common stock. Each of Messrs. Callen, Mendelson, Miller, Schwartz and Stowe, and Mses. Rudnick and Tellez were granted a non-qualified stock option to purchase 3,422 shares of common stock. The stock options vest quarterly, with the first quarter vesting on December 31, 2014. The amounts in this column represent the grant date fair value of that stock option grant computed in accordance with FASB guidance on stock-based compensation. The relevant assumptions made in the valuations may be found in Note 11 of the Notes to the Consolidated Financial Statements in our Annual Report. These amounts do not correspond to the actual value that may be realized by the directors with respect to these awards.

 EXECUTIVE OFFICERS

              The following table sets forth certain information with respect to each person who currently serves as one of our executive officers as of the date of this Proxy Statement. Our executive officers are elected annually by our Board of Directors and generally serve at the discretion of our Board of Directors. There are no arrangements or understandings between any of our executive officers and any other person pursuant to which they were selected as an officer. None of our directors and/or executive officers is related to any other director and/or executive officer of HMS or any of its subsidiaries by blood, marriage or adoption.

Name	Age	Position
William C. Lucia	57	President and Chief Executive Officer
Eugene V. DeFelice	56	Executive Vice President, General Counsel and Corporate Secretary
Cynthia Nustad	44	Executive Vice President and Chief Information Officer
Jeffrey S. Sherman	49	Executive Vice President, Chief Financial Officer and Treasurer
Tracy A. South	56	Chief Administrative Officer and Executive Vice President, Human Resources
Semone Wagner	51	Executive Vice President, Operations
Douglas M. Williams	56	Division President, Markets

              The principal occupations for the last five years, as well as certain other biographical information, for each of our current executive officers are set forth below.

              William C. Lucia has served as our President and Chief Executive Officer since March 2009 and as one of our directors since May 2008. In addition, Mr. Lucia has been appointed by the Board of Directors to serve as Chairman of the Board, effective as of the date of the 2015 Annual Meeting. From May 2005 to March 2009, Mr. Lucia served as our President and Chief Operating Officer. Since joining us in 1996, Mr. Lucia has held several positions with us, including: President of our subsidiary, Health Management Systems, Inc. from 2002 to 2009; President of our Payor Services Division from 2001 to 2002; Vice President and General Manager of our Payor Services Division from 2000 to 2001; Vice President of our Business Office Services from 1999 to 2000; Chief Operating Officer of our former subsidiary Quality Medical Adjudication, Incorporated (QMA) and Vice President of West Coast Operations from 1998 to 1999; Vice President and General Manager of QMA from 1997 to 1998; and Director of Information Systems for QMA from 1996 to 1997. Prior to joining us, Mr. Lucia served in various executive positions including Senior Vice President, Operations and Chief Information Officer for Celtic Life Insurance Company, and Senior Vice President, Insurance Operations for North American Company for Life and Health Insurance. Mr. Lucia is a Fellow of the Life Management Institute Program through LOMA, an international association through which insurance and financial services companies around the world engage in research and educational activities to improve company operations.

              Eugene V. DeFelice has served as our Executive Vice President, General Counsel and Corporate Secretary since March 2014. Mr. DeFelice has more than 30 years of legal experience, 20 years of which has been in corporate healthcare and technology. From September 2010 to March 2014, Mr. DeFelice served as Vice President, General Counsel and Corporate Secretary for Barnes & Noble, Inc. and was responsible for all legal matters. From November 2006 to August 2010, he served as Senior Vice President, General Counsel and Corporate Secretary of Savvis Inc., a global information technology service provider. Prior to Savvis, he held various general counsel and other legal positions, as well as operational roles, in several healthcare and technology companies, and also spent approximately nine years at Hoffmann-LaRoche in progressively senior positions.

              Cynthia Nustad has served as our Executive Vice President and Chief Information Officer since February 2011. Ms. Nustad has over 17 years of management experience in the healthcare information technology industry. From January 2005 to January 2011, Ms. Nustad served as Vice President of Architecture and Technology for Regence (Blue Cross Blue Shield), where she was responsible for servicing a large corporation across multiple sites and states. From May 2002 to December 2004, Ms. Nustad served as the Vice President of Software Development and Product Management for OAO Healthcare Solutions, Inc. (OAO). During her tenure at OAO, Ms. Nustad managed, from inception to commercialization, the strategic development of a flagship platform and database-independent managed care benefits and claims processing system designed for healthcare plans, self-insured employer groups and government agencies — among others. Prior to OAO, Ms. Nustad held leadership roles at e-MedSoft.com and WellPoint Health Networks.

              Jeffrey S. Sherman has served as our Executive Vice President, Chief Financial Officer and Treasurer since September 2014. Mr. Sherman has over 25 years of experience in healthcare operations, strategic planning and financial performance in senior financial executive positions. Prior to joining HMS, Mr. Sherman served as Executive Vice President and Chief Financial Officer of AccentCare, a healthcare delivery organization, from September 2013 to August 2014. From April 2009 to September 2013, he served as Executive Vice President and Chief Financial Officer of Lifepoint Hospitals, Inc. From September 2005 until April 2009, Mr. Sherman served as Vice President and Treasurer of Tenet Healthcare, where he managed all aspects of corporate finance, including cash flow management and capital structure, and was responsible for risk management. Mr. Sherman served in various capacities for Tenet and its predecessor company since 1990, including as a hospital chief financial officer and regional vice president.

              Tracy A. South has served as our Chief Administrative Officer and Executive Vice President, Human Resources, since May 2014. She served as our Senior Vice President of Human Resources from December 2011 to May 2014. Ms. South has over 20 years of executive-level human resources experience, including at national healthcare organizations. From 2003 to 2011, Ms. South served as the Senior Vice President, Chief Human Resources Officer at Mosaic Sales Solutions, a privately-held full-service marketing agency in Irving, Texas. She built that company's North America Human Resources department, focusing on attracting and training a dispersed workforce of over 10,000 employees hired to represent world-class brands at retail, in the community and online. In her role, Ms. South oversaw Talent Acquisition, HR Services and Organizational Effectiveness. Ms. South also served as Vice President of Human Resources for Tenet Healthcare, initially for the Central Northeast Division, which included 38 hospitals and over 40,000 employees, and subsequently at the corporate level. Prior to Tenet, she led the Human Resources department for Aetna US Healthcare, where she oversaw a broad range of functions and designed human resources strategies to align with business practice areas.

              Semone Wagner has served as our Executive Vice President of Operations since April 2013, responsible for our core operations, including the coordination of benefits service line. Ms. Wagner has extensive experience in healthcare claims processing, operations and reengineering. She has a track record for leading change, driving quality performance and reducing unit costs in complex operating environments. Prior to joining HMS, Ms. Wagner served as Senior Vice President of Claim Operations at United HealthCare (UHC), where she oversaw the operations for all business lines and major platforms processing over 500 million claims annually. Under her leadership, the company achieved industry-leading performance levels, earning the American Medical Association designation for the industry's best claim operation in 2011 and 2012.

              Douglas M. Williams has served as our Division President of Markets since January 2015, responsible for leading the state and federal government and commercial markets, sales and marketing. From December 2013 to January 2015, he served as our Division President of Commercial Solutions, responsible for leading our commercial product and business development strategy. Mr. Williams has over 25 years of experience in healthcare information technology, sales, and operations. From 2010 to 2013, Mr. Williams served as Chief Information Officer of Aveta, which was acquired by Optum Inc. in 2012. From 2008 to 2010, he served as a Healthcare Partner with Protiviti, Inc., where he built a healthcare consulting practice. From 2006 to 2008, he served as Senior Vice President of the Payer Business Unit at MedeAnalytics, where he was responsible for building the sales team and significantly expanding the company's sales pipeline. Mr. Williams' healthcare consulting background also includes serving as a Global Healthcare Partner for IBM, where he was responsible for developing and managing IBM's global healthcare practice.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

              This Compensation Discussion and Analysis (CD&A), describes our 2014 executive compensation program and should be read in conjunction with the compensation tables and related narrative descriptions that follow those tables. In particular, this CD&A explains how the Compensation Committee of the Board of Directors made its compensation decisions for our named executive officers for 2014.

              For 2014, our named executive officers are:

•
William C. Lucia, President and Chief Executive Officer;

•
Jeffrey S. Sherman, Executive Vice President, Chief Financial Officer and Treasurer;

•
Eugene V. DeFelice, Executive Vice President, General Counsel and Corporate Secretary;

•
Cynthia Nustad, Executive Vice President and Chief Information Officer;

•
Semone Wagner, Executive Vice President, Operations;

•
Walter D. Hosp, former Executive Vice President, Chief Financial Officer and Chief Administrative Officer; and

•
Joseph M. Donabauer, Senior Vice President and Controller and former interim Principal Financial Officer and interim Treasurer.

              On March 10, 2014, Mr. Hosp tendered his resignation as our Executive Vice President, Chief Financial and Administrative Officer, which was effective June 6, 2014. Mr. Donabauer served as interim Principal Financial Officer and interim Treasurer from June 6, 2014 through September 8, 2014, the date that Mr. Sherman joined the Company.

2014 Say-on-Pay Vote

              At the Company's 2014 Annual Meeting of Stockholders, approximately 99% of the votes cast on the say-on-pay proposal were in favor of our executive compensation program described in our 2014 Proxy Statement. The Compensation Committee believes that this vote affirms stockholders' support of the Company's general approach to executive compensation, and therefore, did not change its compensation philosophy as it made decisions for 2014. As market practices on executive compensation policies evolve, the Compensation Committee will continue to evaluate and, if needed, make changes to our executive compensation program to ensure that the program continues to reflect our pay-for-performance compensation philosophy and objectives. The Compensation Committee will also continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for executive officers.

Executive Summary

2014 Financial Performance Overview

              The following is an overview of our financial performance for the year ended December 31, 2014.

•
For the full year ended December 31, 2014, we reported revenue of $443.2 million, a 9.9% decrease compared to 2013 revenue of $491.8 million due primarily to an $86.0 million decline in our Medicare Recovery Audit Contractor (RAC) business. Excluding RAC revenue, revenue for the year increased by $37.4 million, or 9.7%, to $421.2 million.

•
Our 2014 commercial revenue was $170.9 million, a 14.6% increase over 2013 commercial revenue of $149.1 million, and our 2014 state government revenue was $225.9 million, an 8.9% increase over 2013 state government revenue of $207.5 million.

•
We reported adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation expense (adjusted EBITDA) of $101.2 million for the full year 2014, which represented a decrease of 30.2% compared to adjusted EBITDA of $145.0 million for the prior year.

•
Our stock price declined by 6.9% for the one-year period ending December 31, 2014 and declined 33.9% for the three-year period ended December 31, 2014.

              A reconciliation of the non-GAAP measure adjusted EBITDA is set forth on Annex A of this Proxy Statement.

Key Compensation Actions

              The following highlights key decisions and actions during 2014 and early 2015 regarding our executive compensation practices and program. These decisions and actions were made with the advice of the Compensation Committee's independent consultant, F.W. Cook (see "Role of Compensation Consultant" below) and are discussed in greater detail elsewhere in this CD&A.

•
Changes to the Short-Term (Cash) Incentive Program.  In February 2014, we introduced certain corporate strategic objectives as a performance measure under the 2014 Short-Term Incentive Program, in addition to financial objectives, such as EBITDA and revenue. We believe that the addition of strategic objectives better balances the achievement of short-term financial goals with other leading indicators of the Company's success.

•
New Executive Talent.  In order to attract and retain top executive talent in 2014, in connection with the commencement of employment of Messrs. DeFelice and Sherman, we approved, among other things, a sign-on bonus, subject to certain conditions, and an initial equity grant, subject to certain conditions and restrictions, for each of Messrs. DeFelice and Sherman, pursuant to their respective employment agreements with the Company. A discussion regarding these actions and decisions follows later in this CD&A.

•
Introduction of Stock Ownership Guidelines and Clawback Policy.  In October 2014, to better align the interests of our directors and executives officers with the interests of our stockholders and further promote our commitment to sound corporate governance and executive compensation practices, the Board adopted stock ownership guidelines, as well as a "clawback" policy applicable to certain cash and equity compensation, to help protect against malfeasance risk.

•
Changes in Equity Mix of Long-Term Incentive Awards.  On October 20, 2014, with the advice of our independent consultant F.W. Cook., we approved changes in the equity mix of the long-term incentive awards granted annually in the fourth quarter to our senior executives. Consistent with the market practice of our peers, we changed the mix of long-term incentive awards to our senior executives, including the named executive officers, from 100% non-qualified stock options to 50% non-qualified stock options and 50% restricted stock units. Fifty percent of both the stock option and restricted stock unit awards are subject to stock price performance conditions.

•
Updated Peer Group.  In November 2014, we modified our executive compensation peer group by adding one company and removing one company. These changes were made to ensure that our peer group continues to provide an appropriate benchmark for competitive pay analyses.

•
Extension of President and Chief Executive Officer's Employment Agreement.  In January 2015, we amended our employment agreement with Mr. Lucia on substantially the same terms as his prior agreement, in order to extend Mr. Lucia's employment with us for an additional three year term.

•
Combination of Two Annual Long-Term Incentive Awards into One Annual Award.  We determined in October 2014 that, effective beginning in 2015, the two long-term incentive awards historically granted in the first and fourth quarters of each year will be combined instead into one annual grant in the first quarter of each year. This change better aligns us with peer group practice and simplifies our equity plan administration. We also believe that a single long-term incentive grant is more retentive and motivational than two smaller grants.

Philosophy, Objectives and Principles of Our Executive Compensation Program

              Our mission is to work passionately to increase the value of the healthcare system so healthcare dollars can benefit more people. To support this mission and other strategic objectives as approved by the Board and to provide adequate returns to stockholders, we must compete for, attract, develop, motivate and retain top quality executive talent at the corporate and operating business unit levels during periods of both favorable and unfavorable business conditions.

              Our executive compensation program is a critical management tool in achieving this goal. "Pay for performance" is the underlying philosophy for our executive compensation program. The program is designed and administered to:

•
reward performance that drives the achievement of our short and long-term goals;

•
align the interests of our senior executives with the interests of our stockholders, thus rewarding individual and team achievements that contribute to the attainment of our business goals;

•
foster teamwork and encourage our senior executives to work together with key personnel in the interest of company performance;

•
attract, develop, motivate and retain high-performing senior executives by providing a balance of total compensation opportunities, including salary and short and long-term incentives that are competitive with similarly situated companies and reflective of our performance;

•
help ensure that costs are appropriately supported by performance in a manner consistent with our intention that, where practicable, short and long-term incentive compensation payouts qualify as performance-based compensation that is tax deductible under Code Section 162(m); and

•
motivate our senior executives to pursue objectives that create long-term stockholder value and discourage behavior that could lead to excessive risk, by balancing our fixed and at-risk pay (both short and long-term incentives) and choosing financial metrics that we believe drive long-term stockholder value.

Pay-For-Performance

              We design our compensation programs to make a meaningful amount of target total direct compensation (salary, plus target annual incentive compensation, plus long-term incentives) dependent on the achievement of performance objectives. In the tables that follow, we compare the target total direct compensation for our Chief Executive Officer in each of the last three fiscal years (Table 1) to the corresponding amounts that were paid or that may be considered realizable (based on the methodology described below) as of December 31, 2014 (Table 2).

              Table 1 below presents our President and Chief Executive Officer's salary, incentive bonus opportunity at the target level, stock awards and option awards for each of the last three fiscal years. In Table 1, the stock award and option award amounts reflect the grant date fair value of each such award (at the target level with respect to the stock awards for 2013 and 2014, which were subject to performance-vesting criteria), the same value at which such awards are required, under applicable SEC regulations, to be reflected in the Summary Compensation Table included in this Proxy Statement.

Table 1 — Target Total Direct Compensation — Chief Executive Officer

Fiscal Year	Salary ($)	Short-Term (Cash) Incentive (STIP) Opportunity at Target ($)	Stock Awards ($)	Option Awards ($)	Target Total Direct Compensation ($)
2014	650,000	650,000	1,412,490	737,497	3,449,987
2013	650,000	650,000	674,988	1,200,000	3,174,988
2012	650,000	650,000	-	1,200,000	2,500,000

3-Year Totals

              Table 2 below illustrates how our performance affected payouts and realization of the target total direct compensation that was available to our President and Chief Executive Officer.

Table 2 — Total Direct Compensation That May Be Considered Realizable at 12/31/2014 as a
Percentage of Target Total Direct Compensation — Chief Executive Officer

Fiscal Year	Salary ($)	Short-Term (Cash) Incentive (STIP) Payout ($)(1)	Value of Stock Awards at 12/31/2014 ($)(2)	Intrinsic Value of Option Awards at 12/31/2014 ($)(3)	Total Direct Compensation at 12/31/2014 ($)	Total Direct Compensation at 12/31/2014 as a percentage of Target Total Direct Compensation (%)
2014	650,000	468,000	1,426,844	-	2,544,844	74
2013	650,000	-	496,494	-	1,146,494	36
2012	650,000	-	-	-	650,000	26

3-Year Totals
Percent of Corresponding Amount in Table 1	100%	24%	92%	0%	48%	48%

(1)
This column shows the portion of the target-level STIP in Table 1 that was actually paid to our President and Chief Executive Officer in each of the last three fiscal years. Due to the level of achievement in comparison to the performance objectives that were part of our annual incentive compensation program, payouts to our President and Chief Executive Officer over the past three fiscal years amounted to approximately 24% of the aggregate target short-term cash incentive compensation for such period.

(2)
Stock awards for fiscal 2014 and 2013 are valued based on the closing market price per share of our common stock on December 31, 2014 of $21.14 per share. There were no stock awards in 2012.

(3)
For purposes of this table, option awards are valued at zero because each such award has an exercise price that is greater than the closing market price for a share of our common stock on December 31, 2014. While our President and Chief Executive Officer may realize value on such option awards in the future, the value realized, if any, will depend on the extent to which there is appreciation in the market price of our common stock.

              The foregoing tables illustrate that our annual and long-term incentive programs over the past three fiscal years have been designed to make a meaningful amount of our President and Chief Executive Officer's target total direct compensation dependent on the achievement of performance objectives and have resulted in actual compensation significantly less than the target amount.

Key Governance Features of Our Executive Compensation Program

              Our executive compensation programs reflect a number of best practices implemented by the Compensation Committee and the Board of Directors in recent years, including:

•
No tax gross-ups on perquisites and no change-in-control-related excise tax gross-ups in employment agreements;

•
No history of option repricing or cash buyouts of underwater options;

•
Employees and directors are prohibited from pledging our securities as collateral for a loan and entering into hedging and derivative transactions with respect to our securities;

•
Equity plans do not have evergreen share authorizations and do not allow for liberal share recycling;

•
Salary increases and short-term incentive compensation are not guaranteed;

•
Retention by our Compensation Committee of an independent compensation consultant;

•
No pensions or supplemental executive retirement plans;

•
Limited use of executive perquisites;

•
Significant stock ownership guidelines pursuant to which the Chief Executive Officer is required to hold five times his base salary in our common stock and all other executive officers are required to hold two times their base salary in our common stock; and

•
Adoption of a clawback policy that permits the Company to recover from any current or former Company executive officer such executive officer's incentive bonus and equity compensation gains attributable to such executive officer's misconduct occurring after January 1, 2015, that causes a subsequent restatement of our financial statements.

Management and the Compensation Committee

Role of Management

              Our President and Chief Executive Officer together with our Chief Financial Officer and Executive Vice President of Human Resources develop recommendations regarding the design of our executive compensation program. In addition, they are involved in setting the financial and strategic objectives that, subject to the approval of the Board and the Compensation Committee, are used as the performance measures for the short and long-term incentive plans. Our Chief Financial Officer provides the Compensation Committee with financial information relevant to determining the achievement of performance objectives and related annual cash incentive compensation. As part of its review process, the Compensation Committee receives from our President and Chief Executive Officer a compensation recommendation and assessment of performance against individual objectives, for each other named executive officer and recommendations regarding base salary and short and long-term incentives.

Role of Compensation Committee

              Our executive compensation program is administered by the Compensation Committee. The Compensation Committee determines and approves total executive remuneration based on its review and evaluation of recommendations presented by our President and Chief Executive Officer and the advice of F.W. Cook. Our President and Chief Executive Officer does not participate in the Compensation Committee's deliberations or decisions with regard to his own compensation.

Compensation Consultant and Peer Group Analysis

Role of Compensation Consultant

              The Compensation Committee has retained F.W. Cook as its independent compensation consultant to provide advice and guidance with respect to executive compensation. F.W. Cook reports directly to the Compensation Committee and the Compensation Committee oversees the fees paid for F.W. Cook's services. The Compensation Committee uses F.W. Cook to review management's executive compensation recommendations with the instruction that F.W. Cook is to advise the Compensation Committee independent of management and to provide such advice for the benefit of the Company and its stockholders. F.W. Cook does not provide any consulting services to the Company beyond its role as a consultant to the Compensation Committee. The Compensation Committee has assessed the independence of F.W. Cook pursuant to SEC rules and concluded that no conflict of interest exists that would prevent F.W. Cook from serving as an independent consultant to the Compensation Committee.

              F.W. Cook provided the following services to the Compensation Committee in 2014:

  •
  assisted in the design and development of all elements of the 2014 executive compensation program;

  •
  assisted with the review of the amendment to Mr. Lucia's employment agreement;

  •
  provided competitive benchmarking and market data analysis;

  •
  provided analyses and industry trends relating to the compensation of our President and Chief Executive Officer and our other named executive officers;

  •
  aided the evaluation of modifications to long-term incentive grant practices, including changes to timing of equity grants, equity mix, performance conditions, and allocation of equity amounts;

  •
  provided updates with regard to emerging trends and best practices in executive compensation; and

  •
  reviewed and provided advice on the Company's executive compensation-related disclosures in this 2015 Proxy Statement.

Peer Group Compensation Analysis

              When evaluating our executive compensation program, our Compensation Committee measures our program against that of a peer group of public companies that is developed with guidance from F.W. Cook. This peer group, which is reviewed annually by the Compensation Committee, consists of companies the Compensation Committee believes are generally comparable to us in size, financial profile and scope of operations and, in certain cases, against which the Compensation Committee believes we compete for executive talent.

              Certain executive compensation decisions for 2014 were based in part on benchmarking data from the peer group established by the Compensation Committee in October 2013. Companies included in this peer group for purposes of establishing 2014 executive compensation levels through October 2014 were: Accretive Health, Inc., Acxiom Corp, Allscripts-Misys Healthcare Solutions Inc., AthenaHealth, Inc., Bottomline Technologies (de), Inc., DealerTrack Technologies,Inc., ExlService Holdings, Inc., Fair Isaac Corp, MAXIMUS, Inc., MedAssets, Inc., Medidata Solutions, Inc., NeuStar, Inc., Quality Systems, Inc., Tyler Technologies, Inc. and WEX, Inc. (collectively, the "2013 Peer Group"). This peer group reflects (relative to the Company's prior year peer group) the removal of Concur Technologies, Inc. and MICROS Systems, Inc. because of their difference in size relative to us.

              The chart below compares HMS's revenue, net income, EBITDA and market capitalization to the median of our 2013 Peer Group at the time the 2013 Peer Group was established. Note that although our revenue and market capitalization are below the peer median, our net income and EBITDA are above the peer median.

(in millions)(1)	HMS	2013 Peer Group Median
Revenue	$489	$671
Net Income(2)	$48	$38
EBITDA	$151	$109
Market Capitalization(3)	$1,887	$2,103
(1)
Revenue, Net Income and EBITDA based on most recently available four quarters as of October 21, 2013.

(2)
Before extraordinary items and discontinued operations.

(3)
As of September 30, 2013.

              In November 2014, the Committee, with guidance from F.W. Cook, reviewed the Company's peer group and determined that a majority of the peer group generally continues to be reasonable from both size and business model perspectives. Based on its annual review, the Committee updated the Company's peer group to include the following companies: Acxiom Corp, Allscripts-Misys Healthcare Solutions Inc., AthenaHealth, Inc., Bottomline Technologies (de), Inc., DealerTrack Technologies,Inc., ExlService Holdings, Inc., Fair Isaac Corp, MAXIMUS, Inc., MedAssets, Inc., Medidata Solutions, Inc., NeuStar, Inc., Omnicell, Inc., Quality Systems, Inc., Tyler Technologies, Inc. and WEX, Inc. (collectively, the " 2014 Peer Group"). This peer group reflects (relative to the Company's prior peer group) the addition of Omnicell, Inc., a comparably-sized health care technology company, and the removal of Accretive Health because of its delisiting from the New York Stock Exchange in March

2014. We believe these changes maintain the Company's size positioning against the peer group within the median range, consistent with our overall total direct target compensation philosophy.

              The chart below compares HMS's revenue, net income, EBITDA and market capitalization to the median revenue, net income, EBITDA and market capitalization for our 2014 Peer Group. Note that although our revenue and market capitalization are below the median, our net income and EBITDA are above the peer median.

(in millions)(1)	HMS	2014 Peer Group Median
Revenue	$467	$672
Net Income(2)	$32	$29
EBITDA	$117	$107
Market Capitalization(3)	$1,654	$1,946
(1)
Revenue, Net Income and EBITDA based on most recently available four quarters as of October 6, 2014.

(2)
Before extraordinary items and discontinued operations.

(3)
As of September 30, 2014.

2014 Competitive Review

              During the fourth quarter of 2014, the Compensation Committee retained F.W. Cook to conduct a competitive review of the overall compensation packages of our named executive officers (the "2014 Competitive Review"). The analysis was based on a review of the compensation of our named executive officers to similarly situated executives in the 2014 Peer Group. While we generally aim to set each named executive officer's target total direct compensation between the median and 75th percentile of the levels paid to similarly situated executives in our peer group, such data is intended to serve as one of several reference points to assist the Compensation Committee in its discussions and deliberation. The Compensation Committee reserves flexibility to vary from this positioning based on a variety of factors including prior year compensation targets, the named executive officer's overall performance, changes in roles or responsibilities, and prior year short- and long-term incentive payments.

              As part of the 2014 Competitive Review, the Compensation Committee reviewed (i) a competitive analysis of the target total direct compensation of the named executive officers, including base salary and short and long-term incentives, (ii) an analysis of our 2013 actual compensation levels for the named executive officers and our performance relative to the peer group companies and (iii) a competitive assessment of our aggregate long-term incentive grant practices, including a review of share usage (shares granted in equity plans as a percentage of weighted average shares outstanding), potential dilution relative to peer group practice and fair value transfer that measures the aggregate value of long-term incentives in absolute dollars and as a percent of market capitalization.

2014 Executive Compensation Elements

              The primary elements of our executive compensation program are as follows:

Element	Type	Objective
Annual Base Salary	Fixed cash compensation for performing day-to-day responsibilities	Recognizes skills, experience and responsibilities
Annual Short-Term Incentive Compensation	Cash compensation awards based on the achievement of short-term financial goals and other strategic objectives measured over a specific year	Promotes and rewards short-term corporate performance and achievement of our strategic objectives
Annual Long-Term Incentive Compensation	Restricted stock units Nonqualified stock options
Builds executive stock ownership, retains executives and aligns compensation with the achievement of our long-term financial goals of creating stockholder value and our strategic objectives as measured over multi-year periods

              In addition, we generally also provide salary and benefit continuation payments that are only payable if an executive officer's employment is terminated under specific circumstances. These benefits, which provide reasonable income protection in the event an executive officer's employment is terminated without cause or, following a change in control, an executive officer resigns for good reason, support our executive retention goal and encourages executive independence and objectivity in considering a potential change in control transaction.

              The Compensation Committee does not have a formal or informal policy or target for allocating compensation between cash and non-cash compensation, or among the different forms of non-cash compensation. In allocating compensation between cash and non-cash forms, we, after reviewing information provided by F.W. Cook, determine what we believe in our business judgment is the appropriate level with respect to each of the various compensation components.

              For 2014, the Compensation Committee re-evaluated the structure of our short-term (cash) incentive program and long-term incentive compensation and determined to implement a number of changes to establish increased linkage between metrics, goal-setting and incentive payouts and the Company's overall strategic goals, increase participant accountability, and balance annual and long-term results. These changes include modifying the Company's annual short-term (cash) incentive plan to include a portion based on the Company's achievement of non-financial strategic objectives and revising the equity mix of long-term incentive compensation.

Base Salary

              Base salary is used to recognize the experience, skills, knowledge and responsibilities of our employees, including our named executive officers. The key factors in determining base salary are the competitive rate among our peers for positions of like responsibility and the level of the named executive officer's salary in relation to other employees within the Company with similar responsibilities and tenure.

              The Compensation Committee reviews base salaries annually and, if appropriate, makes adjustments to reflect market levels generally every two years after taking into account individual responsibilities, performance and experience and the recommendations of the Chief Executive Officer. For 2014, the base salaries for Messrs. Lucia and Hosp and Ms. Nustad remained at $650,000, $450,000 and $425,000, respectively. With respect to Ms. Wagner, the Committee increased her base salary in March 2014, from $450,000 to $475,000 based on her significant contributions and increased scope of responsibilities as Executive Vice President of Operations, the recommendation of the Chief Executive Officer and the benchmarking data provided by F.W. Cook. In March 2014, Mr. Donabauer received a merit increase from $245,000 to $252,350 to recognize his performance, contributions and achievements in 2013. Both Mr. DeFelice and Mr. Sherman joined the Company during 2014, and their base salaries were established at $425,000 and $500,000, respectively.

Annual Short-Term (Cash) Incentive Compensation

              The Compensation Committee awards annual short-term cash incentive compensation to our named executive officers in accordance with specific performance criteria established each year and based on the extent to which those criteria were achieved. The Compensation Committee believes that this element of our executive compensation program promotes the Company's performance-based compensation philosophy by providing named executive officers with direct financial incentives for achieving specific short-term performance goals. Performance criteria for the annual short-term cash incentive awards are established and awards are ultimately made in a manner intended to reward both overall corporate performance and an individual's participation in attaining such performance. Our annual short-term cash incentive awards are paid in cash, ordinarily in a single payment in the first quarter following the completion of the fiscal year.

              Our Board of Directors has adopted, and our stockholders have approved, the HMS Holdings Corp. Annual Incentive Compensation Plan ("AIP") to provide key executives incentive awards that are intended to qualify as performance-based compensation and that are intended to be deductible for federal income tax purposes under the Code. The AIP is entirely objective. Participants in the AIP are eligible to receive a maximum bonus award of $2,000,000, subject to the Compensation Committee's authority to use negative discretion, if the predetermined objective goal for the fiscal year is met. EBITDA was selected as the performance metric under the AIP for fiscal year 2014 because it is a primary reporting metric for the Company. EBITDA is calculated based on generally accepted accounting principles (GAAP) income before income taxes to exclude the effects of interest, depreciation and amortization of intangible assets, as reported in our financial statements for the year ended December 31, 2014. All of the named executive officers other than Mr. Donabauer were participants under the AIP for fiscal 2014.

              In February 2014, the Compensation Committee established the 2014 Short-Term (Cash) Incentive Plan ("2014 STIP"). The 2014 STIP operates as a sub plan under our stockholder approved AIP. This plan within a plan structure is designed to preserve deductibility under Section 162(m) of the Code, while giving the Compensation Committee the flexibility to grant awards that reflect financial and strategic achievements based on both objective and subjective criteria. The Compensation Committee established performance goals for each executive officer under the 2014 STIP that were used to determine actual bonus amounts that were paid in 2015, which are below the officers' maximum award under the AIP, if applicable.

              Awards under the 2014 STIP were made from a bonus pool sized based on the aggregate target incentive opportunity for all eligible employees. Generally, an employee's target annual incentive opportunity is established based on the employees' management level within the Company and is expressed as a percentage of annual base salary. The target annual incentive opportunities approved by the Compensation Committee for our named executive officers are as follows:

Named Executive Officer	Target Incentive Opportunity (as a % of base salary)
W. Lucia	100%
J. Sherman	65%
E. DeFelice	65%
K. Wagner	65%
C. Nustad	65%
W. Hosp(1)	65%
J. Donabauer	50%

(1)
Mr. Hosp resigned as our Executive Vice President, Chief Financial Officer and Treasurer, effective as of June 6, 2014.

  2014 Performance Goals

              For 2014, with input from F.W. Cook, the Compensation Committee determined to redesign the short-term (cash) incentive program, which was historically funded based solely on achievement of financial objectives, to include both financial and non-financial objectives. The Compensation Committee established revenue and adjusted EBITDA as the financial metrics under the 2014 STIP. We believe that revenue and adjusted EBITDA are strong indicators of our overall financial performance and are key indicators used by industry analysts to evaluate our operating performance. We define adjusted EBITDA, which is a non-GAAP measure, as earnings before interest, taxes, depreciation, amortization, and stock based compensation. In addition to the financial objectives, the Compensation Committee established certain strategic objectives under the 2014 STIP in order to motivate participants to achieve the overall short-term strategic goals of the Company. Weightings then were established for each of the three performance metrics for 2014 – 50% for adjusted EBITDA, 25% for revenue and 25% for strategic objectives, as well as specific performance targets for revenue and adjusted EBITDA. The adjusted EBITDA target for 2014 was $123.0 million. The revenue target for 2014 was $443.0 million.

              The bonus pool under the 2014 STIP was funded based on the level of achievement of each of the performance objectives. As illustrated in the charts below, the applicable percentage of the bonus target to be paid varies with the Company's level of achievement of its adjusted EBITDA target and revenue target. Payout levels for the portions of the incentive award subject to achievement of these financial objectives were limited to 200% of target.

Adjusted EBITDA
Percent of Target Achieved	Bonus Multiple
<85%	-
85%	0.5
86% - 99%	Payout is a straight line from 0.5 to 1.0
100%	1.0
101% - 130%(1)	Payout is a straight line from 1.0 to 2.0

(1)
Payouts above 100% are subject to a limit of 20% of incremental adjusted EBITDA above budget.

Revenue
Percent of Target Achieved	Bonus Multiple
<90%	-
90%	0.5
90% - 99%	Payout is a straight line from 0.5 to 1.0
100%	1.0
101% - 120%(1)	Payout is a straight line from 1.0 to 2.0

(1)
Payouts above 100% are subject to a limit of 20% of incremental adjusted EBITDA above budget.

              In addition to financial objectives, the following strategic objectives were established for 2014 to align our objectives with those of our customers, stockholders and employees:

  •
  Build increased sales competency: Establish a sales organization and formal sales process and develop a sales incentive plan focused on accelerating profitable growth.

  •
  Drive operational effectiveness/margin improvement: Increase revenue per employee and product yield.

  •
  Rationalize product portfolio: Establish a Product Management function and exit or improve the profitability of underperforming products.

  •
  Improve customer satisfaction: Improve Voice of the Customer participation and scores.

  •
  Enhance employee engagement: Improve engagement scores in 2014 survey.

              The level of achievement of the strategic objectives is determined in the Compensation Committee's sole discretion.

              When considering whether the Company has achieved its goals for payouts under the pre-existing terms of the short-term (cash) incentive program, the Compensation Committee may determine to exclude certain significant unplanned items that may distort the Company's performance and that were largely out of the control of management. This practice helps ensure that our senior executives will be fairly treated and remain engaged and motivated and will not be unduly influenced in their day-to-day decision-making because they would neither benefit nor be penalized as a result of certain unexpected and uncontrollable or strategic events that may positively or negatively affect the performance goals in the short-term.

  2014 Short-Term (Cash) Incentive Compensation Calculation

              The named executive officers' 2014 incentive awards generally were determined by applying the predefined financial and strategic objectives weightings in the following formula:

              For 2014, the Company had adjusted EBITDA of $101.2 million and revenue of $443.2 million. In determining the cash bonus amounts to be paid to the named executive officers for services performed in 2014, the Compensation Committee approved adjustments to the 2014 financial targets to exclude the Medicare RAC revenue due to the significant uncertainty with the related procurement and award process, which was substantially beyond the control of management, and an adjustment to the adjusted EBITDA calculation to exclude the impact of 2014 legal fees incurred in connection with Public Consulting Group, Inc. ("PCG") litigation. The Compensation Committee determined that the facts giving rise to the PCG litigation were substantially outside of the control of current management and that the facts and circumstances underlying the litigation occurred in the past, prior to the employment of the management team (other than Mr. Lucia), and were related to the intervening wrongful acts of third parties. Additional considerations included fairness to the Company's management and employees and employee morale. These adjustments resulted in adjusted EBITDA of $107.4 million and adjusted revenue of $421.2 million, or 87.1% and 95.0% achievement of the respective financial objectives. In addition, the Compensation Committee determined that 100.0% of the strategic objectives for 2014 were met. Based on the Company's achievement level of each of the pre-determined performance objectives, the bonus pool under the 2014 STIP was funded at 72% of the target bonus pool.

Performance Objectives	Performance Objective Weighting	Bonus Pool at Target (in thousands)	Achievement of Performance Objective	Computed Bonus Pool (in thousands)
Adjusted EBITDA	50%	$5,677	87.1%	$3,234
Revenue	25%	$2,838	95.0%	$2,141
Strategic Objectives	25%	$2,838	100.0%	$2,838

Totals	100%	$11,353		$8,213

% of Bonus Payout				72% of target

              Below is a comparison of target bonus amounts to actual bonus amounts paid to the named executive officers under the 2014 STIP.

Named Executive Officer	Target Bonus	Actual Percentage of Target Bonus Paid	Actual Bonus(1)
W. Lucia	$650,000	72%	$468,000
J. Sherman	$325,000	48%	$155,000
E. DeFelice	$276,250	72%	$198,000
K. Wagner	$308,750	86%	$265,000
C. Nustad	$276,250	72%	$200,000
J. Donabauer	$126,175	75%	$95,000
W. Hosp(2)	$292,500	-	-
(1)
The amounts in this column do not exceed the AIP maximum amounts of $2.0 million for any named executive officer.

(2)
Mr. Hosp resigned as our Executive Vice President, Chief Financial Officer and Treasurer, effective as of June 6, 2014.

              The actual bonus amounts for each of Messrs. Lucia and DeFelice and Ms. Nustad were determined by multiplying each officer's target bonus by 72%, the percentage of bonus payout calculated above. Mr. DeFelice's bonus was not pro-rated for a partial year of employment, pursuant to his employment agreement with the Company. Mr. Sherman joined the Company in September 2014 and was guaranteed a minimum bonus for the 2014 plan year of $150,000, pursuant to his employment agreement with the Company. Taking into consideration the recommendation of the President and Chief Executive Officer, the Compensation Committee approved a bonus of $155,000 for Mr. Sherman.

In determining the amount of Ms. Wagner's bonus for 2014, the Compensation Committee considered her contribution to the Company's achievement of its overall strategic plan, and her individual contributions to the operations unit relative to the Company's other business areas, which, among other achievements, include increasing operational efficiency and improving employee engagement scores for 2014, in addition to the pre-established financial and strategic objectives, and determined to increase her award payment above the 72% payout level by $42,700. The amount of Mr. Donabauer's bonus for 2014 was determined in the President and Chief Executive Officer's discretion, pursuant to delegated authority by the Compensation Committee. The President and Chief Executive Officer determined to increase Mr. Donabauer's bonus payment above the 72% payout level based on his roles as interim Principal Financial Officer and interim Treasurer during part of 2014. Mr. Hosp was not eligible to receive a bonus for 2014 because he was not employed by the Company on the date the bonuses were paid.

Annual Long-Term Incentive Compensation

              We believe that equity grants provide our named executive officers with a strong link to our long-term performance in order to create an ownership culture and help to align their interests with those of our stockholders.

              In accordance with the 2006 Stock Plan, we set the exercise price of all stock options equal to the closing price of our common stock on the NASDAQ Global Select Market on the day of the grant. Accordingly, a stock option grant will provide a return to the executive officer only in the following circumstances, outside of a change in control: (i) the executive officer remains employed during the vesting period, (ii) the performance conditions (which relate to 50% of the stock option grant) are achieved, and (iii) the market price of our common stock appreciates from the option's exercise price. As a result, stock options strongly support our objective of ensuring that pay is aligned with changes in stockholder value.

              In addition to stock options, we previously have issued restricted stock awards and in more recent years, restricted stock unit awards, under the 2006 Stock Plan to support the goal of retaining our named executive officers and to further align the interests of our executives with stockholders by increasing their stock ownership. Because restricted stock and restricted stock units awarded to executives generally vest in installments over time, these awards will provide a return to the executive only if the executive remains employed during the vesting period. We also align pay with performance by establishing performance conditions with respect to all or a portion of the awards. With respect to any portion of an award subject to performance conditions, the award will provide a return to the executive only if the Company achieves its objectives. The value of the restricted stock awards and restricted stock unit awards granted to the executive increases or decreases as the market price of our common stock increases or decreases, further supporting our objective of ensuring that pay is aligned with changes in stockholder value.

  How Awards Are Granted

              The Compensation Committee historically has awarded two annual grants of equity at its regularly scheduled meetings held during the first and fourth quarters of the year. The dates of the regularly scheduled meetings are determined in advance, typically during the fourth quarter of the preceding year. At these regularly scheduled meetings, the Committee will meet with management and F.W. Cook to discuss and consider award determination, and if approved, the Committee will establish a grant date that is two business days after the date that the Company will file its next quarterly report on Form 10-Q or annual report on Form 10-K, as applicable, as well as the award amounts and terms of the awards for the executive officers.

              For purposes of determining equity awards for our other named executive officers, our President and Chief Executive Officer presents the Compensation Committee with his recommendations for the other executive officers. With respect to our President and Chief Executive Officer, the Committee considers the Company's performance and relative stockholder return and the awards given to the President and Chief Executive Officer in past years. The Committee also seeks guidance from F.W. Cook as to appropriateness of grant amounts, vesting schedules and performance conditions in light of market practices based on benchmarking data from our peer group companies. These equity awards are granted based upon the Compensation Committee's subjective evaluation of the appropriate grant depending upon the level of responsibility of each named executive officer and competitive positioning among our peer group companies.

              In addition to grants that are approved at the regularly scheduled meetings, the Compensation Committee approves off-cycle initial equity grants to attract and retain key new hires based on management's negotiations with the new hire candidate. These off-cycle grants are generally effective as of the date the new hire commences employment with the Company and are subject to time-based vesting.

  2014 Competitive Review

              In October 2014, the Compensation Committee evaluated the long-term incentive compensation component of the executive compensation program. With the guidance of F.W. Cook, the Committee reviewed the Company's long-term incentive grant practices, including a review of share usage (shares granted in equity plans as a percentage of weighted average shares outstanding), potential dilution relative to peer group practice and fair value transfer that measures the aggregate value of long-term incentives in absolute dollars and as a percent of market capitalization.

              Taking into consideration F.W. Cook's recommendations, the Committee established a target amount for total long-term compensation at a slightly higher level than previous years in order to maintain competitive market levels for recently recruited management with more experience to help the Company achieve its growth objectives and to encourage retention in light of the uncertainty of the Medicare RAC contract award process and volatility in the Company's stock price.

  2014 Long-Term Incentive Compensation

              For the 2014 fiscal year, in making its determinations with respect to granting annual long-term incentives, the Compensation Committee considered F.W. Cook's recommendations based on the 2014 Competitive Review (with respect to the fourth quarter 2014 grants) and peer group benchmarking data and the recommendations of the President and Chief Executive Officer (other than with respect to his own incentives), in addition to several objective factors, including comparative share ownership of similarly-situated executives, the Company's financial performance, the amount of equity previously awarded, the vesting of such awards and the retention value of the award. In determining amounts of long-term incentive compensation to be awarded, no fixed or specific mathematical weighting was applied to the subjective or the objective assessment of the named executive officers' individual achievements.

              For 2014, the Committee continued its prior year practice of awarding an annual grant of restricted stock units in the first fiscal quarter and an annual equity grant in the fourth fiscal quarter.

              First Quarter 2014 Grants.    On March 5, 2014, the Committee awarded an equity grant to (i) Mr. Lucia 33,399 of restricted stock units, (ii) Mr. Hosp 17,318 of restricted stock units, (iii) Mr. Donabauer 7,422 of restricted stock units, (iv) Ms. Wagner 24,740 of restricted stock units, and (v) Ms. Nustad 19,792 of restricted stock units, based on the closing price of our common stock of $20.21 on the NASDAQ Global Select Market on that date, provided that the Company achieved positive operating income before taxes for the fiscal year ending December 31, 2014. The vesting period of restricted stock units for the first quarter 2014 grant was reduced from five years to four years from the date of the grant to align with the market practices of our peer group companies and to match the period after which stock option awards are fully vested and exercisable.

              Fourth Quarter 2014 Grants.    In November 2014, with advice from F.W. Cook, the Committee determined to make certain changes to the mix of equity for the fourth quarter annual equity award. Specifically, the Committee shifted from an award of 100 percent stock options to an equal value weighting of non-qualified stock options and restricted stock units. The Committee believes that the mix of stock options and restricted stock units is appropriate because the two forms of awards together represent a balanced approach that reinforces our emphasis on pay for performance because the numbers of shares earned depends on the performance against pre-defined goals and the value of the shares fluctuates based on the stock price.

              In addition, in November 2014 the Committee determined that 50% of the value of their fourth quarter annual long-term incentive awards would be time-based and 50% would be performance-based with vesting tied solely to our stock price. The Committee believes that this mix of vesting supports several important objectives, including compensating named executive officers for achievement of long-term goals tied to business strategy through the use of performance-based vesting, rewarding named executive officers for sustained increases in stock price and ensuring the overall cost of the program is aligned with compensation realized by named executive officers and performance delivered to stockholders. The Committee believes that restricted stock units provide a retention incentive, enhance executive stock ownership, and align the interests of our executives with the interests of our stockholders. However, the Committee believes that allocating a portion of restricted stock units to performance goals would continue to offer a strong retention incentive while reinforcing the Company's long-term focus.

              On November 12, 2014, the following named executive officers received restricted stock unit awards as follows: (i) Mr. Lucia was awarded 34,096 restricted stock units, (ii) Mr. Sherman was awarded 15,603 restricted stock units, (iii) Mr. DeFelice was awarded 9,246 restricted stock units, (iv) Ms. Wagner was awarded 13,291 restricted stock units, (v) Ms. Nustad was awarded 11,558 restricted stock units, and (vi) Mr. Donabauer was awarded 2,080 restricted stock units, based on the closing price of our common stock of $21.63 on the NASDAQ Global Select Market on that date.

              On November 12, 2014, the following named executive officers received an award of non-qualified stock options to purchase shares of our common stock as follows: (i) Mr. Lucia was awarded 97,231 non-qualified stock options, (ii) Mr. Sherman was awarded 44,495 non-qualified stock options, (iii) Mr. DeFelice was awarded 26,367 non-qualified stock options, (iv) Ms. Wagner was awarded 37,903 non-qualified stock options, (v) Ms. Nustad was awarded 32,959 non-qualified stock options and (vi) Mr. Donabauer was awarded 5,932 non-qualified stock options.

Early 2015 Compensation Actions

Combination of Annual Long-Term Incentive Grants into One Annual Grant

              In the past, we granted long-term incentive compensation in two annual grants during the first and fourth quarters. Beginning in 2015, we determined instead to combine the two annual equity grants made during the first and fourth fiscal quarters into one annual grant during the first fiscal quarter in order to align the timing of annual grants to follow the determination and review of the prior year's financial results. This timing allows us to evaluate an executive's total compensation for the full year at one time while simplifying the annual equity award process.

Limited New Executive Perquisites

              In order to enhance the Company's ability to recruit and retain highly qualified executive talent, on February 6, 2015, and based on input from F.W. Cook, we determined to offer Guaranteed Standard Issue, or individual disability income insurance, to employees of the Company earning more than $300,000 in annualized base salary, as well as financial counseling services to the President and Chief Executive Officer and any officers of the Company who report directly to the President and Chief Executive Officer. We believe these benefits are comparable to benefits offered by companies of a similar size to ours. Each of the named executive officers, other than Mr. Donabauer, is eligible to receive these benefits.

Other Elements of Compensation Available to all Employees

Benefits and Other Compensation

              We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Our named executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. The Company matches 100% of participant contributions to our 401(k) plan up to 3% of their eligible compensation and 50% of the next 2% of their eligible compensation contributed to the 401(k) plan, up to a maximum of $10,200 per annum for 2014.

Severance and Change-in-Control Benefits

              To enable us to offer competitive total compensation packages to our senior executives, as well as to ensure the ongoing retention of these individuals when considering transactions that may create uncertainty as to their future employment with us, in 2011, the Compensation Committee approved standardizing the terms of employment of our senior executives, which included providing consistent separation and change-in-control protection.

              Based on information provided by F.W. Cook, the Committee believes that the protection afforded by the revised terms of employment described above provides a level of benefits that are estimated to be within a reasonable range based on competitive practices with respect to comparable positions. We believe that the benefits provided under these agreements are consistent with the Company's objective of attracting and retaining highly qualified executives and provide reasonable assurance so that our senior executives are not distracted from their duties during the uncertainty that may accompany a possible change in control.

              We have provided detailed information about Mr. Lucia's employment agreement and our agreements with the other named executive officers and the benefits provided to Mr. Lucia and the other named executive officers under their respective agreements, along with estimates of the value of such benefits under various circumstances, under the caption "Potential Payments upon Termination of Employment or Change-in-Control" below.

Stock Ownership Guidelines for Executive Officers

              With the Board's approval, in October 2014, we adopted stock ownership guidelines for our directors and executive officers to help ensure that they each maintain an equity stake in the Company, and by doing so, appropriately link their interests with those of other stockholders. The guidelines for executive officers are based on a multiple of the executive's base salary.

Title	Value of Shares to be Owned
Chief Executive Officer	5 X Base Salary
Other Executive Officers	2 X Base Salary

              Each executive has five years from the date he or she becomes subject to these guidelines to meet his or her target. Shares that satisfy the stock ownership guidelines include stock owned outright, directly or indirectly, restricted stock or restricted stock units, and deferred stock units. Management monitors compliance with these guidelines on an annual basis.

Clawback Policy

              In October 2014, the Board adopted a clawback policy that covers each current and former executive officer of the Company and applies to all forms of executive incentive compensation. Our clawback policy provides that the Board (or a Board committee) is authorized to recover from any current or former executive officer any bonus, incentive compensation or equity-based compensation gains resulting from certain misconduct occurring after January 1, 2015 that causes a restatement of our Company's financial statements. The Board is required to review all circumstances and actions causing such restatement and to take action as it deems appropriate. We are monitoring this policy to ensure that it is consistent with applicable laws, and to the extent that the SEC adopts rules for clawback policies, we will revise our policy to reflect any necessary changes.

Prohibition on Hedging and Pledging

              Our Insider Trading Policy prohibits our employees and directors from, among many other actions, purchasing our securities on margin, borrowing against our securities held in a margin account, pledging our securities as collateral for a loan and entering into hedging and derivative transactions with respect to our securities.

Tax Considerations

              Code Section 162(m) prohibits us from deducting from taxable income any compensation in excess of $1 million paid to our President and Chief Executive Officer and the three other most highly compensated named executive officers employed at the end of the year (other than our Chief Financial Officer), except to the extent that such compensation is paid pursuant to a stockholder approved plan upon the attainment of specified performance objectives. The Compensation Committee believes that tax deductibility is an important factor, but not the sole factor, to be considered in setting executive compensation policy. Accordingly, the Compensation Committee periodically reviews the potential consequences of Section 162(m) and generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to Section 162(m). However, the Compensation Committee may, in its judgment, authorize compensation payments or arrangements that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Compensation Committee Report

              The Compensation Committee of the Board of Directors (the "Board") of HMS Holdings Corp. (the "Company") has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company's Proxy Statement for its 2015 Annual Stockholders' Meeting, as applicable.

              By the Compensation Committee of the Board of Directors of HMS Holdings Corp.

Richard H. Stowe, Chair Craig R. Callen Daniel N. Mendelson

              The information contained in the Compensation Committee Report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

Summary Compensation Table

              The following table sets forth the cash and non-cash compensation awarded to or earned by our named executive officers for the fiscal years ended December 31, 2014, 2013 and 2012. Information for 2013 and 2012 is not provided for Messrs. Sherman and DeFelice because they were not employed by the Company until 2014, and information for 2012 is not provided for Ms. Wagner because she was not employed by the Company until 2013. In accordance with the rules of the SEC, information for 2013 and 2012 is not provided for Mr. Donabauer because he did not serve as an executive officer of the Company during any part of those years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(3) ($)	Total Compensation ($)
William C. Lucia	2014	650,000	—	1,412,490	737,497	468,000	10,400	3,278,387
President and Chief	2013	650,000	—	674,988	1,200,000	—	10,200	2,535,188
Executive Officer	2012	650,000	—	—	1,200,000	—	10,000	1,860,000
Jeffrey S. Sherman	2014	136,538(4)	355,000	337,493	1,087,493	—	—	1,916,524
EVP, Chief Financial	2013	—	—	—	—	—	—	—
Officer and Treasurer	2012	—	—	—	—	—	—	—
Eugene V. DeFelice	2014	312,211(5)	50,000	399,990	399,992	198,000	178,189(6)	1,538,382
EVP, General Counsel	2013	—	—	—	—	—	—	—
and Corporate Secretary	2012	—	—	—	—	—	—	—
Cynthia Nustad	2014	421,731	—	649,996	249,994	200,000	10,400	1,532,121
EVP and Chief	2013	378,413	—	524,020	469,327	—	10,200	1,381,960
Information Officer	2012	350,000	—	31,236	93,743	—	—	474,979
Semone Wagner	2014	470,192	—	787,480	287,494	265,000	13,677	1,823,843
EVP, Operations	2013	337,500(7)	50,000	499,981	450,000	—	6,923	1,344,404
	2012	—	—	—	—	—	—	—
Walter D. Hosp	2014	205,962(8)	—	349,997(10)	—	—	234,979(9)	790,938
Former EVP and	2013	445,833	—	499,990	425,000	—	7,337	1,378,160
Chief Financial Officer	2012	425,000	—	—	424,995	—	10,000	859,995
Joseph M. Donabauer	2014	248,025	63,087	194,989	44,994	95,000	10,505	656,600
SVP and Controller and	2013	—	—	—	—	—	—	—
Former Interim Principal	2012	—	—	—	—	—	—	—
Financial Officer and
Interim Treasurer

(1)
The amounts in this column represent the aggregate grant date fair value of the restricted stock unit awards computed in accordance with Financial Accounting Standards Board (FASB) guidance on stock-based compensation. The relevant assumptions made in the valuations may be found in Note 11 of the Notes to the Consolidated Financial Statements in our Annual Report. The grant date fair value of restricted stock units is determined based on the number of units awarded and the fair value of our common stock on the grant date, which is the closing sales price per share of our common stock reported on The NASDAQ Global Select Market on that date.

(2)
The amounts in this column represent the aggregate grant date fair value of the stock option awards computed in accordance with FASB guidance on stock-based compensation. The relevant assumptions made in the valuations for the 2014, 2013 and 2012 stock option awards may be found in Note 11 of the Notes to the Consolidated Financial Statements in (i) our 2014 Annual Report on Form 10-K (ii) our 2013 Annual Report on Form 10-K and (iii) our 2012 Annual Report on Form 10-K, respectively. The grant date fair value of stock options is determined based on the number of options awarded and the fair value of the stock option on the grant date, which is the Black Scholes value of closing sales price per share of our common stock reported on The NASDAQ Global Select Market on that date.

(3)
The amounts in this column consist of 401(k) Savings Plan employer matching contributions and, as applicable, the other items specified in the footnotes in this column.

(4)
The amount reported consists of base salary earned by Mr. Sherman, prorated from his date of employment on September 8, 2014.

(5)
The amount reported consists of base salary earned by Mr. DeFelice from his date of employment on March 24, 2014.

(6)
The amount reported consists of 401(k) Savings Plan employer matching contributions of $7,192 and relocation expenses of $170,997 reimbursed by the Company pursuant to Mr. DeFelice's employment agreement with the Company.

(7)
The amount reported consists of base salary earned by Ms. Wagner from her date of employment on April 1, 2013.

(8)
The amount reported consists of base salary earned by Mr. Hosp through his date of termination of employment on June 6, 2014.

(9)
The amount reported consists of 401(k) Savings Plan employer matching contributions of $9,979 and severance payments of $225,000 pursuant to the Letter Agreement with Mr. Hosp dated March 10, 2014.

(10)
The amount reported represents the value of a stock award granted on March 5, 2014, which was cancelled on June 6, 2014, pursuant to the terms of Mr. Hosp's Letter Agreement with the Company.

Narrative Discussion to Summary Compensation Table and Grants of Plan-Based Awards Table

              The following discussion supplements the information provided in the Summary Compensation Table that precedes this discussion and the Grants of Plan Based Awards Table that follows this discussion.

Salary

              The amounts reported in the "Salary" column in the Summary Compensation Table consist of base salary earned in the respective fiscal year. Annual base salaries for 2014 for each of the named executive officers other than Ms. Wagner and Mr. Donabauer were as follows: $650,000 for Mr. Lucia; $500,000 for Mr. Sherman; $425,000 for Mr. DeFelice; $425,000 for Ms. Nustad; and $450,000 for Mr. Hosp. In March 2014, Ms. Wagner's annual base salary was increased from $450,000 to $475,000 and Mr. Donabauer's annual base salary was increased from $245,000 to $252,350.

Bonus

              The amounts reported in the "Bonus" column in the Summary Compensation Table for 2014 are based on the following factors.

              Jeffrey S. Sherman.    Mr. Sherman was guaranteed a minimum bonus payment for 2014 of $150,000, pursuant to his employment agreement with the Company. In February 2015, the Compensation Committee awarded Mr. Sherman a bonus for 2014 of $155,000. In addition, Mr. Sherman received a sign-on bonus of $200,000 in 2014, pursuant to the terms of his employment agreement.

              Eugene V. DeFelice.    Mr. DeFelice received a sign-on bonus of $50,000 in 2014, pursuant to the terms of his employment agreement with the Company.

              Joseph M. Donabauer.    Mr. Donabauer entered into a Retention Agreement with the Company in April 2014, pursuant to which Mr. Donabauer is entitled to receive, among other things, $126,175 in two equal installments, subject to certain conditions. Mr. Donabauer received the first installment of $63,087 in 2014.

Stock and Option Awards

              First Quarter 2014 Awards.    On March 5, 2014, the Compensation Committee awarded a grant pursuant to the 2006 Stock Plan to (i) Mr. Lucia 33,399 of restricted stock units, (ii) Mr. Hosp 17,318 of restricted stock units, (iii) Mr. Donabauer 7,422 of restricted stock units, (iv) Ms. Wagner 24,740 of restricted stock units, and (v) Ms. Nustad 19,792 of restricted stock units, based on the closing price of our common stock of $20.21 on the NASDAQ Global Select Market on that date, provided that the Company achieved positive operating income before taxes for the fiscal year ending December 31, 2014. Based on the Company's audited financial statements included in its Annual Report for the fiscal year ending December 31, 2014, the Company achieved the performance condition and, as a result, the restricted stock units will vest in 25% increments, with the first 25% vesting on the first anniversary of the grant date and the remainder vesting ratably on the second, third, and fourth anniversaries of the grant date.

              Fourth Quarter 2014 Awards.    On November 12, 2014, the following named executive officers received restricted stock unit awards pursuant to the 2006 Stock Plan as follows: (i) Mr. Lucia was awarded 34,096 restricted stock units, (ii) Mr. Sherman was awarded 15,603 restricted stock units, (iii) Mr. DeFelice was awarded 9,246 restricted stock units, (iv) Ms. Wagner was awarded 13,291 restricted stock units, (v) Ms. Nustad was awarded 11,558 restricted stock units, and (vi) Mr. Donabauer was awarded 2,080 restricted stock units, based on the closing price of our common stock of $21.63 on the NASDAQ Global Select Market on that date. The restricted stock units vest as follows: 50% vests ratably over a three year period beginning on November 12, 2015, and the remaining 50% vests upon the Company's achievement of the following performance condition: the Company's average closing price per share must be at least 25% higher than the closing price on the grant date for a period of 30 consecutive trading days preceding the first, second or third anniversaries of the grant date. If the performance condition is met prior to the first anniversary of the grant date, one-third of the performance RSUs will vest in three equal installments on the first, second and third anniversaries of the grant date; if the performance condition is met after the first anniversary but prior to the second anniversary of the grant date, two-thirds of the performance RSUs will vest on the second anniversary of the grant date and one-third will vest on the third anniversary of the grant date; if the performance condition is met after the second anniversary but prior to the third anniversary of the grant date, 100% of the performance RSUs will vest on the third anniversary of the grant date. If the performance condition is not achieved before the third anniversary of the grant date, the performance RSUs will be forfeited. The named executive officer must remain employed by the Company as of each exercise date.

              On November 12, 2014, the following named executive officers received an award of non-qualified stock options to purchase shares of our common stock pursuant to the 2006 Stock Plan as follows: (i) Mr. Lucia was awarded 97,231 non-qualified stock options, (ii) Mr. Sherman was awarded 44,495 non-qualified stock options, (iii) Mr. DeFelice was awarded 26,367 non-qualified stock options, (iv) Ms. Wagner was awarded 37,903 non-qualified stock options, (v) Ms. Nustad was awarded 32,959 non-qualified stock options and (vi) Mr. Donabauer was awarded 5,932 non-qualified stock options. The exercise price for these stock options was $21.63 per share. These stock options are exercisable over seven years and vest as follows: 50% vests ratably over a three-year period beginning on November 12, 2015, and the remaining 50% vests upon the Company's achievement of the following performance condition: the Company's average closing price per share must be at least 25% higher than the exercise price for a period of 30 consecutive trading days preceding the first, second or third anniversaries of the grant date. If the performance condition is achieved prior to the first anniversary of the grant date, the performance option shares become exercisable in three equal installments on the first, second and third anniversaries of the grant date. If the performance condition is achieved after the first anniversary but prior to the second anniversary, two-thirds of the performance option shares vest on the second anniversary of the grant date and the remainder vests on the third anniversary of the grant date. If the performance condition is met after the second anniversary but prior to the third anniversary of the grant date, then 100% of the performance option shares vest on the third anniversary of the grant date. If the performance condition is not achieved before the third anniversary of the grant date, the performance option shares will be forfeited. The named executive officer must remain employed by the Company as of each exercise date.

New Hire Grants

              The Compensation Committee approved initial equity grants under the 2006 Stock Plan to Messrs. DeFelice and Sherman upon commencement of their employment, pursuant to their respective employment agreements with the Company. On March 24, 2014, Mr. DeFelice was granted an equity award valued at $400,000 on the date of grant, consisting of 29,078 non-qualified stock options valued at $200,000 on the date of grant and 9,980 restricted stock units valued at $200,000 on the date of grant. On September 8, 2014, Mr. Sherman was granted an equity award consisting of 103,591 non-qualified stock options valued at $750,000 on the date of grant. Assuming continued employment, the options have a seven-year term and the options and RSUs will vest annually over a four year period beginning on the first anniversary of the date of grant.

              See "Grants of Plan Based Awards, for the year ended December 31, 2014" for information regarding the stock and option awards granted in 2014 and "Potential Payments upon Employment Termination and Change-in-Control" for additional information regarding matters that could affect the vesting of such stock and option awards.

Non-Equity Incentive Plan Compensation

              The amounts set forth in this column reflect the amounts paid to our named executive officers as part of their annual short-term (cash) incentive compensation, as discussed above under the heading "Compensation Discussion and Analysis," which precedes the Summary Compensation Table. Each named executive officer has a targeted annual short-term (cash) incentive award opportunity that is based on a percentage of his/her base salary for the fiscal year and which is earned based on the achievement of pre-determined short-term financial and non-financial goals measured over the year. Mr. DeFelice's annual short-term cash incentive award for 2014 was not pro-rated for a partial year of service, pursuant to the terms of his employment agreement with the Company.

Post-Employment Payments

              On March 10, 2014, in connection with accepting Mr. Hosp's resignation, the Company entered into a Letter Agreement with him regarding his transition and separation from the Company (the "Letter Agreement"). The Letter Agreement supersedes Mr. Hosp's employment agreement with the Company, dated April 30, 2012. Under the terms of the Letter Agreement and subject to certain conditions, Mr. Hosp was eligible to receive, among other things: (i) severance of six months of his current base salary of $450,000, to be paid in equal installments over a six month period in accordance with the Company's normal payroll practices, and (ii) a lump sum equal to six months of the difference between the COBRA coverage premium for the same type of medical, dental and vision coverage he is receiving and his employee contribution. Mr. Hosp was paid a severance payment of $225,000 in 2014, pursuant to the Letter Agreement.

Grants of Plan-Based Awards For the Year Ended December 31, 2014

              The following table provides information concerning each grant of an award made to our named executive officers in fiscal year 2014 under our AIP, 2014 STIP, and 2006 Stock Plan.

						Estimated Future Payouts Under Equity Incentive Plan Awards(2)
							All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)							Grant Date Fair Value of Stock and Option Awards(6) ($)
									Exercise or Base Price of Options(5) ($/Sh)
		Compensation Committee Approval Date
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Target (#)
W. Lucia			-	650,000	2,000,000
	3/5/2014	3/3/2014				33,399				674,994
	11/12/2014	11/3/2014				17,048	17,048			737,496
	11/12/2014	11/3/2014				48,616		48,615	21.63	737,497
J. Sherman			-	325,000	2,000,000
	9/8/2014	7/29/2014						103,591	20.71	749,999
	11/12/2014	11/3/2014				7,802	7,801			337,493
	11/12/2014	11/3/2014				22,248		22,247	21.63	337,495
C. Nustad			-	276,250	2,000,000
	3/5/2014	3/3/2014				19,792				399,996
	11/12/2014	11/3/2014				5,779	5,779			250,000
	11/12/2014	11/3/2014				16,480		16,479	21.63	249,994
S. Wagner			-	308,750	2,000,000
	3/5/2014	3/3/2014				24,740				499,995
	11/12/2014	11/3/2014				6,646	6,645			287,484
	11/12/2014	11/3/2014				18,952		18,951	21.63	287,494
E. DeFelice			-	276,250	2,000,000
	3/24/2014	3/3/2014						29,078	20.04	199,998
	3/24/2014	3/3/2014					9,980			199,999
	11/12/2014	11/3/2014				4,623	4,623			199,991
	11/12/2014	11/3/2014				13,184		13,183	21.63	199,994
J. Donabauer			-	126,175	-
	3/5/2014	3/3/2014				7,422				149,999
	11/12/2014	11/3/2014				1,040	1,040			44,990
	11/12/2014	11/3/2014				2,966		2,966	21.63	44,994
W. Hosp			-	292,500	2,000,000
	3/5/2014	3/3/2014				17,318				349,997	(7)

(1)
Amounts represent the target and maximum short-term (cash) incentive compensation payouts that could be earned by the named executive officers for 2014. The target amount shown is 100% of the individual's target annual award opportunity and assumes that the named executive officer achieves all related predetermined financial and non-financial objectives. The maximum amount shown is the stockholder-approved maximum payout under the AIP, except with respect to Mr. Donabauer, who was not a participant in the AIP. There are no threshold amounts under the 2014 STIP or the AIP. The actual short-term (cash) incentive compensation paid for 2014 is shown in the Summary Compensation Table in the "Non-Equity Incentive Plan Compensation" column. Our 2014 STIP is described in the Compensation Discussion and Analysis, under the heading "Annual Short-Term (Cash) Incentive Compensation." For 2014, Mr. Lucia's target award opportunity was 100% of his base salary. The target award opportunity for Messrs. Sherman, DeFelice and Hosp and Mses. Nustad and Wagner was 65% of his/her base salary. Mr. Donabauer's target award opportunity was 50% of his base salary.

(2)
Amounts represent the portion of the grant made to each named executive officer in 2014 that is dependent on certain pre-defined performance conditions. These grants and their vesting schedule are described in the Compensation Discussion and Analysis under the heading "Long Term Incentive Compensation."

(3)
Amounts represent the portion of the restricted stock unit grant made to each named executive officer in 2014 that is conditioned on continued service. These restricted stock unit grants and their vesting schedule are described in the Compensation Discussion and Analysis under the heading "Long Term Incentive Compensation."

(4)
Amounts represent the portion of the non-qualified stock option grant made to the named executive officers in 2014 that is conditioned on continued service. The vesting schedule for these grants are described in the Compensation Discussion and Analysis under the heading "Long Term Incentive Compensation" and in the Narrative Discussion to the Summary Compensation Table and Grants of Plan-Based Awards Table.

(5)
The exercise price equals the closing price of our common stock on the date of the grant.

(6)
The amounts in this column represent the grant date fair value of each stock option grant and each restricted stock unit grant computed in accordance with FASB guidance on stock-based compensation, assuming all performance and service conditions are met. The relevant assumptions made in the valuations may be found in Note 11 of the Notes to the Consolidated Financial Statements in our Annual Report.

(7)
The amount reported represents the grant date fair value of a restricted stock unit award granted on March 5, 2014, which was cancelled on June 6, 2014, pursuant to the terms of Mr. Hosp's Letter Agreement with the Company.

Outstanding Equity Awards at December 31, 2014

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market of Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
W. Lucia	23,990	-				3.15	5/4/2016	27,393	(2)	579,088
	289,005	-				3.66	6/26/2016	23,486	(3)	496,494
	60,000	-				12.61	10/1/2016	33,399	(4)	706,055
	30,000	-				19.77	9/30/2017	17,048	(5)	360,395	17,048	(5)	360,395
	71,628	-		-		22.95	9/30/2018
	42,733	21,367	(6)	-		27.79	10/4/2019
	28,694	57,389	(7)	86,083	(7)	21.36	11/14/2020
	-	48,615	(8)	48,616	(8)	21.63	11/11/2021
J. Sherman	-	103,591	(9)	-		20.71	9/8/2021	7,801	(5)	164,913	7,802	(5)	164,934
	-	22,247	(8)	22,248	(8)	21.63	11/11/2021
E. DeFelice	-	29,078	(11)	-		20.04	3/23/2021	9,980	(10)	210,977
	-	13,183	(8)	13,184	(8)	21.63	11/11/2021	4,623	(5)	97,730	4,623	(5)	97,730
S. Wagner	10,760	21,521	(7)	32,281	(7)	21.36	11/14/2020	13,651	(12)	288,582
	-	18,951	(8)	18,952	(8)	21.63	11/11/2021	24,740	(4)	523,004
								6,645	(5)	140,475	6,646	(5)	140,496
C. Nustad	8,435	2,812	(15)	-		22.47	2/8/2018	375	(13)	7,928
	22,384	-		-		22.95	9/30/2018	17,397	(3)	367,773
	6,676	3,339	(6)	-		27.79	10/4/2019	375	(14)	7,928
	6,678	3,338	(7)	-		27.79	10/4/2019	19,792	(4)	418,403
	9,564	19,130	(7)	28,694	(7)	21.36	11/14/2020	5,779	(5)	122,168	5,779	(5)	122,168
	-	16,479	(8)	16,480	(8)	21.63	11/11/2021
W. Hosp(16)	180,000	-		-		6.37	3/1/2015	18,263	(2)	386,080
	75,000	-		-		8.00	5/30/2015	17,397	(3)	367,773
	48,000	-		-		12.61	5/30/2015
	24,000	-		-		19.77	5/30/2015
	25,369	-		-		22.95	5/30/2015
	15,134	7,568	(6)	-		27.79	5/30/2015
	10,162	20,325	(7)	30,488	(7)	21.36	5/30/2015
J. Donabauer	1,322	-		-		19.77	9/30/2017	375		7,928
	5,596	-		-		22.95	9/30/2018	1,856	(3)	39,236
	6,676	3,339	(6)	-		27.79	10/4/2019	1,170	(14)	24,734
	5,380	10,760	(7)	-(7)		21.36	11/14/2020	7,422	(4)	156,901
	-	2,966	(8)	2,966	(8)	21.63	11/11/2021	1,040	(5)	21,986	1,040	(5)	21,986

(1)
Market value of shares or units of stock that have not vested is calculated by multiplying the closing sales price per share of our common stock on The NASDAQ Global Select Market on December 31, 2014 ($21.14) by the number of shares of stock that have not vested.

(2)
Represents restricted stock units granted on February 18, 2011, which vested in one quarter increments on the second and third anniversaries of the grant date. The remaining quarters will vest ratably on the fourth and fifth anniversaries of the grant date, subject to the named executive officer's continued employment.

(3)
Represents restricted stock units granted on February 27, 2013, of which one quarter will vest on the second anniversary of the grant date. The remaining three quarters will vest ratably on the third, fourth and fifth anniversaries of the grant date, subject to the named executive officer's continued employment.

(4)
Represents restricted stock units granted on March 5, 2014, of which one quarter will vest on the first anniversary of the grant date. The remaining three quarters will vest ratably on the second, third and fourth anniversaries of the grant date, subject to the named executive officer's continued employment.

(5)
Represents restricted stock units granted on November 12, 2014, with the following vesting schedule: 50% vests in one-third increments on November 12, 2015, 2016 and 2017 and 50% vests ratably on November 12, 2015, 2016 and 2017 to the extent that certain pre-defined performance and service conditions are satisfied.

(6)
Represents stock options granted on October 5, 2012, of which one-third increments vested on both December 31, 2013 and December 31, 2014. Subject to the named executive officer's continued employment, the remainder will vest ratably on December 31, 2015.

(7)
Represents stock options granted on November 15, 2013, with the following vesting schedule: 50% vests in one-third increments on November 15, 2014, 2015 and 2016 and 50% vests ratably on November 15, 2014, 2015 and 2016 to the extent that certain pre-defined performance and service conditions are satisfied. One-third (related to the service condition) vested on November 15, 2014.

(8)
Represents stock options granted on November 12, 2014, with the following vesting schedule: 50% vests in one-third increments on November 12, 2015, 2016 and 2017 and 50% vests ratably on November 12, 2015, 2016 and 2017 to the extent that certain pre-defined performance and service conditions are satisfied.

(9)
Represents stock options granted on September 8, 2014, which will vest in one quarter increments on the first, second, third and fourth anniversary of the grant date, subject to Mr. Sherman's continued employment.

(10)
Represents stock options granted on March 24, 2014, which vest in one quarter increments on the first, second, third and fourth anniversary of the grant date, subject to Mr. DeFelice's continued employment.

(11)
Represents restricted stock units granted on March 24, 2014, which vest in one quarter increments on the first, second, third and fourth anniversary of the grant date, subject to Mr. DeFelice's continued employment.

(12)
Represents restricted stock units granted on April 1, 2013, one quarter of which vested on the first anniversary of the grant date, and subject to Ms. Wagner's continued employment, the remainder will vest ratably on the second, third and fourth anniversaries of the grant date.

(13)
Represents restricted stock units granted on October 5, 2012, of which one third vested on December 31, 2013 and December 31, 2014. Subject to the named executive officer's continued employment, the remainder will vest ratably on December 31, 2015.

(14)
Represents restricted stock units granted on November 15, 2013, of which one third vested on December 31, 2014. Subject to the named executive officer's continued employment, the remainder will vest ratably on December 31, 2015.

(15)
Represents stock options granted on February 9, 2011, which vested in one quarter increments on the first, second and third anniversary of the grant date. The remaining quarter will vest ratably on the fourth anniversary of the grant date, subject to the named executive officer's continued employment.

(16)
Pursuant to the Letter Agreement between the Company and Mr. Hosp dated March 10, 2014, any outstanding, but not fully vested options and restricted stock units granted to Mr. Hosp prior to January 1, 2014, continued to vest through February 28, 2015, and his then-vested options will remain exercisable through May 29, 2015. The restricted stock unit award granted to Mr. Hosp on March 5, 2014 was canceled on June 6, 2014, pursuant to the Letter Agreement.

 2014 Option Exercises and Stock Vested

              The following table sets forth certain information concerning the stock options exercised and stock awards that vested for our named executive officers during the year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
W. Lucia	94,668	1,721,411	37,682	821,907
J. Sherman	-	-	-	-
C. Nustad	-	-	1,658	35,050
S. Wagner	-	-	4,550	87,406
E. DeFelice	-	-	-	-
J. Donabauer	-	-	2,114	44,221
W. Hosp	-	-	28,319	616,464

(1)
The value realized on the exercise of stock options is based on the difference between the exercise price and the market price (used for tax purposes) of our common stock on the date of exercise.

(2)
The value realized on vesting represents the number of shares acquired on vesting multiplied by the market value of the shares of our common stock on the vesting date, which is the closing price of our common stock on: (i) February 18, 2014 of $22.48 (for Messrs. Lucia (13,697 shares) and Hosp (9,131 shares)), (ii) February 19, 2014 of $21.43 (for Mr. Lucia (23,985 shares) and Mr. Hosp (19,188)), (iii) February 27, 2014 of $20.47 for Mr. Donabauer (927 shares), (iv) April 1, 2014 of $19.21 for Ms. Wagner (4,550 shares), (v) November 15, 2014 of $21.40 for Mr. Donabauer (585 shares), and (vi) December 31, 2014 of $21.14 (for Ms. Nustad (1,658) and Mr. Donabauer (602)).

Potential Payments Upon Termination of Employment or Change in Control

              The following information and table set forth the additional amounts payable to each of our named executive officers in the event of a termination of employment as a result of involuntary termination, resignation for Good Reason (as defined below), resignation for Good Reason following a Change in Control (as defined below) and involuntary termination following a Change in Control. Given that Mr. Hosp, our former Executive Vice President and Chief Financial and Administrative Officer, resigned effective June 6, 2014, he is not included in the table.

Assumptions and General Principles

              Set forth below are the assumptions and general principles used to calculate the amounts payable to each named executive officer in each circumstance set forth in the table. The actual amounts to be paid to the named executive officer can only be determined at the time the named executive officer's employment terminates or upon a Change in Control.

•
The amounts shown in the table are based on the assumption that each named executive officer was terminated on December 31, 2014. Accordingly, the table reflects amounts earned as of December 31, 2014 and includes estimates of amounts that would be paid to the named executive officer upon the occurrence of a termination or Change in Control. The table also reflects the targeted annual short-term (cash) incentive award that the named executive officers would have been entitled to receive for 2014 and not the amount that the Compensation Committee determined to pay (as set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table).

•
Regardless of the manner in which the named executive officer's employment is terminated, a named executive officer is entitled to receive any earned but unpaid salary and accrued but unused paid time off through the date of termination. In addition, each named executive officer, with the exception of Mr. Donabauer, is entitled to receive any earned bonus for the calendar year preceding the calendar year in which his/her employment ends if the named executive officer's employment is terminated, unless such termination is for Cause (as described below). Amounts due for unused paid time off for 2014 are not shown in the table.

•
Under the terms of our 2006 Stock Plan, upon a named executive officer's termination of employment (for any reason other than gross misconduct, which causes the options to immediately expire), stock option exercises will be limited to the portions of the stock options that were immediately exercisable at the date of such termination. The amounts shown in the table do not include the value of such immediately exercisable stock options.

              In addition, we have entered into a Nonsolicitation, Proprietary and Confidential Information and Developments Agreement (the "Restrictive Covenants Agreement") with each of our named executive officers. Under the terms of the Restrictive Covenants Agreements, in Mr. Lucia's case, for the 24 months following the termination of his employment for any reason, and in the case of the other named executive officers, for the 12 months following the termination of his/her employment for any reason, the named executive officer is generally prohibited from: (i) engaging or assisting others in engaging in any business or enterprise in the United States that competes with the Company's business, products or services, (ii) soliciting or diverting or attempting to solicit or divert the business of any of the Company's current or prospective clients, (iii) soliciting, recruiting or inducing or attempting to solicit, recruit or induce any Company employee or independent contractor to leave the Company's employ (or, in some situations, hire), and (iv) disclosing or utilizing for the benefit of any entity other than the Company, any system or product development ideas discussed/explored, even if not implemented, during the named executive officer's employment with the Company. The Restrictive Covenants Agreement also sets forth certain obligations with respect to proprietary and confidential information and developments and inventions.

Definitions From Award Agreements/2006 Stock Plan

•
Under our Non-qualified Stock Option Agreements and Restricted Stock Unit Agreements, "cause" is determined by the Compensation Committee or the Board of Directors. Under the 2006 Stock Plan, "cause" is equated with "gross misconduct," as determined by the Compensation Committee or Board of Directors.

•
Under the terms of the 2006 Stock Plan, a "Change of Control" shall mean the occurrence of any of the following events: (i) at least a majority of the Board shall cease to consist of directors of the Company who served in such capacity at the time the 2006 Stock Plan was adopted or during each subsequent renewal term or were approved by a then majority of continuing directors for addition to Board; (ii) any "person" or "group" shall have acquired beneficial ownership (as defined in Regulation 13d-3) of shares having 30% or more of the voting power of all outstanding shares, unless such acquisition is preapproved by the Board; (iii) a merger or consolidation occurs in which the outstanding shares are converted into shares of another company, or other securities, or cash or other property and the pre-transaction stockholders cease to hold at least 55% of the post-change voting power, (iv) the sale of all, or substantially all, of the Company's assets occurs; or (v) the Company's stockholders approve a plan of complete liquidation of the Company, with the definition subject to further limitations if necessary to conform to Section 409A of the Code.

Definitions From Employment Agreements

•
"Cause" means: (i) fraud with respect to the Company or any of its subsidiaries and affiliates; (ii) material misrepresentation to any regulatory agency, governmental authority, outside or internal auditors, internal or external Company counsel, or the Board concerning the operation or financial status of the Company or of any of its subsidiaries and affiliates; (iii) theft or embezzlement of assets of the Company or any of its subsidiaries or affiliates; (iv) conviction, or plea of guilty or nolo contendere to any felony (or to a felony charge reduced to a misdemeanor), or, with respect to the named executive officer's employment, to any misdemeanor (other than a traffic violation); (v) material failure to follow the Company's conduct and ethics policies that have been provided or made available to the named executive officer; (vi) a material breach of the named executive officer's employment agreement or Restrictive Covenants Agreement; and/or (vii) continued failure to attempt in good faith to perform his/her duties as reasonably assigned by the Board. Certain of the foregoing definitions permit the named executive officer to attempt to cure the grounds for cause.

•
"Good Reason" means, the occurrence, without the named executive officer's prior written consent, of any of the following events: (i) a material diminution in his/her authority, duties or responsibilities (in Mr. Lucia's case, other than in connection with a portion of his authority, duties or responsibilities being assigned to or carried out by a President); (ii) a requirement that, in Mr. Lucia's case, he reports to an officer rather than to the Board and in the case of the other named executive officers, that they report to a new supervisor who has materially diminished authority, duties or responsibilities in comparison to his/her previous supervisor (and in the case of Mr. DeFelice, that he report to a new supervisor other than the CEO); (iii) a material reduction in the named executive officer's base salary (and in the case of Mr. DeFelice, a reduction in his base salary or his target bonus percentage); (iv) the Company's requiring, (a) in the case of Messrs. Lucia and Sherman, that they perform their principal services in a geographic area more than 50 miles from the Company's offices in Irving, Texas, or such other place at which they have agreed to provide such services, (b) in Mr. DeFelice's case, that he performs his principal services more than 50 miles from the Company's offices in Dallas, Texas or such other place at which he has agreed to provide such services and (c) in the case of Mses. Nustad and Wagner, that they perform their principal services primarily in a geographic area more than 50 miles from both the Company's offices in Dallas, Texas and its offices in New York, New York or such other place of primary employment at which they have agreed to provide such services; or (v) a material breach by the Company of any material provision of the named executive officer's employment agreement. Good Reason is also subject to certain timing restrictions and our ability to cure the proposed Good Reason.

•
"Change in Control" means:

  -
  the acquisition by an individual, entity or group (a "Person") of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns 50.01% or more of either (x) the then-outstanding shares of Company common stock or (y) the combined voting power of the then-outstanding Company securities entitled to vote in the election of directors; provided, however, that an acquisition from the Company or pursuant to a Business Combination (as defined below) that complies with subclauses (x) and (y) of clause (ii) will not be a Change in Control;

  -
  the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all (i.e., in excess of 85%), of its assets (a "Business Combination"), unless, immediately thereafter (x) all or substantially all of the beneficial owners immediately prior to such Business Combination beneficially own more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote in the election of directors, respectively, of the resulting or acquiring corporation in substantially the same proportions as their initial ownership and (y) no Person beneficially owns 50.01%, or more, of the then-outstanding shares of common stock of the acquiring corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote in the election of directors (except if such ownership existed prior to the Business Combination); or

    -
    a change in the composition of the Board that results, during any one year period, in the current directors (including directors subsequently elected by at least a majority of the Board, but excluding directors whose initial assumption of office occurred as a result of an actual or threatened election contest or similar circumstance) no longer constituting a majority of the Board, or the Board of a successor corporation.

              With the definitions subject to further limitations if necessary to conform to Section 409A of the Code.

Named Executive Officer and Type of Payment	Involuntary Termination	Resignation For Good Reason	Resignation For Good Reason Following a Change in Control	Involuntary Termination Following a Change in Control
W. Lucia, President & Chief Executive Officer(1)(2)
Cash severance	$1,300,000	$1,300,000	$1,300,000	$1,300,000
Bonus payment	$1,300,000	$1,300,000	$1,300,000	$1,300,000
Continued health insurance coverage(3)	$17,497	$17,497	$17,497	$17,497
Restricted Stock(4)	$2,502,426	$2,502,426	$2,502,426	$2,502,426
Stock Options(5)	-	-	-	-
Total	$5,119,923	$5,119,923	$5,119,923	$5,119,923
J. Sherman, EVP, Chief Financial Officer and Treasurer(6)(7)
Cash severance	$500,000	$500,000	-	$500,000
Continued health insurance coverage(8)	$12,069	$12,069	-	$12,069
Restricted Stock(4)	-	-	$329,691	$329,691
Stock Options(5)	-	-	$44,544	$44,544
Total	$512,069	$512,069	$374,235	$886,304
E. DeFelice, EVP, General Counsel and Corporate Secretary(6)(7)(9)
Cash severance	$425,000	$425,000	$425,000	$425,000
Continued health insurance coverage(8)	$12,837	$12,837	$12,837	$12,837
Restricted Stock(4)	-	-	$406,245	$406,245
Stock Options(5)	-	-	$31,986	$31,986
Total	$437,837	$437,837	$876,068	$876,068
S. Wagner, EVP, Operations(6)(9)
Cash severance	$475,000	-	$475,000	$475,000
Continued health insurance coverage(8)	$3,691	-	$3,691	$3,691
Restricted Stock(4)	-	-	$1,092,040	$1,092,040
Stock Options(5)	-	-	-	-
Total	$478,691	-	$1,570,731	$1,570,731
C. Nustad, EVP and Chief Information Officer(6)(9)
Cash severance	$425,000	-	$425,000	$425,000
Continued health insurance coverage(8)	$12,069	-	$12,069	$12,069
Restricted Stock(4)	-	-	$1,045,871	$1,045,871
Stock Options(5)	-	-	-	-
Total	$437,069	-	$1,482,940	$1,482,940
J. Donabauer, SVP , Controller, Assistance Treasurer and Interim Principal Financial Officer and Interim Treasurer(6)
Cash severance(10)	$378,525	-	-	-
Continued health insurance coverage(8)	$12,069	-	-	-
Restricted Stock(4)	-	-	$272,640	$272,640
Stock Options(5)	-	-	-	-
Total	$390,594	-	$272,640	$272,640

(1)
If we terminate Mr. Lucia's employment without Cause, or if his employment ceases because of his disability or if he terminates his employment with Good Reason, then, provided Mr. Lucia executes a separation agreement and release and complies with certain restrictive covenants (as described under "Executive Employment Agreements") and confidentiality provisions contained in his employment agreement and Restrictive Covenants Agreement, he will be entitled to receive cash severance in an amount equal to (i) 24 times his monthly base salary paid ratably in equal installments over a 24 month period, (ii) twice a bonus component that will vary depending upon whether the bonus for the year of termination is intended to be "performance-based" compensation and the performance is satisfied, in which case it will be paid when bonuses are paid to the Company's executive officers, or whether the bonus is under a different program, in which case it will be his target bonus and will be paid on the same schedule as (i) above, and (iii) continued health coverage for 24 months or until he becomes eligible for health coverage from another employer, whichever is earlier.

(2)
If within 24 months following a Change in Control, Mr. Lucia's employment is terminated without Cause or he resigns for Good Reason, provided he executes a separation agreement and release and complies with certain restrictive covenants and confidentiality provisions contained in his employment agreement, he will receive the amounts set forth in (1)(i) and (1)(ii) above in a single lump sum payment, rather than in installments as applies outside of a Change in Control.

(3)
If we terminate Mr. Lucia's employment without Cause, or if his employment ceases because of his disability or if he terminates his employment with Good Reason, then provided he executes and does not revoke a severance agreement and release, the Company will provide him with continued health coverage for 24 months or until he becomes eligible for health coverage from another employer, whichever is earlier.

(4)
Under the terms of our Restricted Stock Unit Agreements, in the event a named executive officer ceases to be employed by the Company by reason of death, disability or involuntarily by the Company other than for "cause" within 24 months following a Change in Control, all of the restricted stock units held by such named executive officer shall become fully vested. The amounts presented in the table represent the market value of outstanding restricted stock units, which is determined based on the number of shares/units granted and the fair value of our common stock on December 31, 2014, which is the closing sales price per share of our common stock reported on The NASDAQ Global Select Market on that date ($21.14), less the consideration paid by the recipient for the award ($0.01 per share).

(5)
Under the 2006 Stock Plan (assuming no contrary provisions in the award agreements/the 2006 Stock Plan), if a named executive officer ceases to be employed by the Company by reason of involuntary termination without "cause" by the Company during the 24-month period following a Change of Control, the named executive officer's outstanding options, which are not then exercisable and vested, shall become fully vested and exercisable. The numbers included in the table represent the value of the unvested portion of the named executive officer's stock options, assuming accelerated vesting (calculated based on the excess of the closing market price of our common stock on December 31, 2014, over the exercise prices of such options).

(6)
If we terminate the named executive officer's employment without Cause, in connection with a Change in Control or otherwise, then provided he/she executes and does not revoke a separation agreement and release and complies with the Restrictive Covenants Agreement, he/she will be entitled to receive cash severance in an amount equal to 12 times his/her monthly base salary paid ratably in equal installments over a 12 month period.

(7)
If the named executive officer terminates his employment with Good Reason, then, provided the named executive officer executes a separation agreement and release and complies with certain restrictive covenants and confidentiality provisions contained in their employment agreements and Restrictive Covenants Agreements, the named executive officer will be entitled to receive cash severance in an amount equal to (i) 12 times their monthly base salary paid ratably in equal installments over a 12 month period.

(8)
In the event a named executive officer is involuntarily terminated or involuntarily terminated following a Change of Control, provided he/she executes and does not revoke a severance agreement and release, the Company will pay him/her a lump sum amount equal to 12 times the difference between the monthly COBRA coverage premium for the same type of medical and dental coverage (single, family, or other) he/she is receiving as of the date his/her employment ends and his/her then monthly employee contribution.

(9)
If within 24 months following a Change in Control, the named executive officer's employment is terminated without Cause or he/she resigns for Good Reason, provided he/she executes a separation agreement and release and complies with the Restrictive Covenant Agreement, he/she will receive the amounts set forth in (6) above in a single lump sum payment, rather than in installments as applies outside of a Change in Control.

(10)
Under the terms of Mr. Donabauer's Retention Agreement (as described under "Executive Employment Agreements"), if we eliminate or relocate Mr. Donabauer's position as Vice President/Controller to the Dallas, Texas area and he is unable to continue in that position due to the relocation, Mr. Donabauer would receive a cash severance in an amount equal to six times his monthly base salary in addition to the amount set forth in (6) above.

Executive Employment Agreements

              See "Potential Payments Upon Termination of Employment or Change in Control" above for definitions of capitalized terms used below.

Employment Agreement with William C. Lucia — President and Chief Executive Officer

              Effective March 1, 2015, we entered into a second amendment to the Executive Employment Agreement (which was first amended on April 30, 2013) with William C. Lucia, our President and Chief Executive Officer on substantially the same terms as his prior agreement which expired on February 28, 2015. Unless earlier terminated, this agreement will terminate on February 28, 2018. Mr. Lucia is eligible to receive bonus compensation from us in respect of each fiscal year (or portion thereof) during the term of his employment, in each case as may be determined by our Compensation Committee in its sole discretion on the basis of performance or such other criteria as may be established from time to time by the Compensation Committee in its sole discretion. Mr. Lucia's annualized base salary remains at $650,000 and his target bonus remains at 100% of his base salary.

              If we terminate Mr. Lucia's employment without Cause, in connection with a Change in Control (as defined in the agreement) or otherwise, or if his employment ceases because of his disability or if he terminates his employment with Good Reason (as defined in the agreement), then provided Mr. Lucia executes and does not revoke a separation agreement and release and complies with the Restrictive Covenants Agreement, he will be entitled to receive cash severance in an amount equal to (i) 24 times his monthly base salary paid ratably in equal installments over a 24 month period (unless his termination/resignation is in connection with a Change in Control, in which case the payment will be in a single lump sum), (ii) twice a bonus component that will vary depending upon whether the bonus for the year of termination is intended to be "performance-based" compensation and the performance is satisfied or whether the bonus is under a different program, in which case it will be his target bonus and will be paid on the same schedule as (i) above (unless his termination/resignation is in connection with a Change in Control, in which case the payment will be in a single lump sum), (iii) continued health coverage for 24 months or until he becomes eligible for health coverage from another employer, whichever is earlier, and (iv) Mr. Lucia will be treated as continuing in service for purposes of the vesting of any equity award until the earliest of: (x) the end of the Noncompetition Period (as defined in Mr. Lucia's Restrictive Covenants Agreement), (y) the last of the applicable vesting dates under such awards, or (z) the termination or violation of the Restrictive Covenants Agreement.

              In addition, under the amended terms of Mr. Lucia's agreement, if we terminate Mr. Lucia's employment without Cause or Mr. Lucia resigns for Good Reason, and such termination occurs within a six-month period before a Change in Control, Mr. Lucia will receive a cash payment equal to the excess of the amount he would have received for such equity awards if he were continuing in service as of the date of the Change in Control and terminated immediately thereafter over the amount actually received, paid in a single lump sum payment at the time provided in the agreement. In the event that any payments and benefits, including any benefits provided to Mr. Lucia or for Mr. Lucia's benefit under the agreement or any other Company plan or agreement, become subject to the excise tax under Section 4999 of the Code, such payments and benefits will be "cut-back" to an amount that is less than such amount that would cause the excise tax to the extent that such reduction would result in Mr. Lucia retaining a larger amount on an after-tax basis.

Employment Agreements with Other Named Executive Officers

              We have employment agreements that are at-will, subject to certain notice and/or severance provisions, with Messrs. Sherman, DeFelice and Donabauer and Mses. Nustad and Wagner.

              On March 10, 2014, Mr. Hosp tendered his resignation as our Executive Vice President, Chief Financial Officer. Mr. Hosp remained in his position through a transition period and the effective date of his resignation was June 6, 2014. We entered into a Letter Agreement with Mr. Hosp in connection with his separation from the Company, which is described in more detail below. The Letter Agreement supersedes Mr. Hosp's employment agreement.

              Our employment agreements with the other named executive officer sets forth his/her initial annualized base salary as follows: (i) Mr. Sherman at $500,000, (ii) Mr. DeFelice at $425,000, (iii) Ms. Nustad at $350,000, (iv) Ms. Wagner at $450,000, and (v) Mr. Donabauer at $252,350, subject to increase from time to time by the Board or the Compensation Committee. In addition, under the terms of these agreements, these named executive officers are eligible to receive bonus compensation from us in respect of each fiscal year (or portion thereof) during the term of their employment, in each case as may be determined by our Compensation Committee in its sole discretion on the basis of such performance-based or other criteria as it determines appropriate. For 2014, the targeted annual short-term (cash) incentive award opportunity for Messrs. Sherman and DeFelice and Mses. Nustad and Wagner were 65% of his/her base salary and Mr. Donabauer's target was 50% of his base salary.

              If we terminate either Messrs. Sherman's or DeFelice's or Mses. Nustad's or Wagner's employment without Cause, in connection with a Change in Control or otherwise, then provided he/she executes and does not revoke a separation agreement and release and complies with the Restrictive Covenants Agreement, the executive will be entitled to receive (i) cash severance in an amount equal to 12 times his/her monthly base salary paid ratably in equal installments over a 12 month period, (ii) a lump sum amount equal to 12 times the difference between the monthly COBRA coverage premium for the same type of medical and dental coverage the executive is receiving as of the date his/her employment ends and his/her then monthly employee contribution, which amount may be used for any purpose and (iii) any earned but unpaid annual bonus for the calendar year preceding the calendar year in which his/her employment ends. If within 24 months following a Change in Control, Mr. DeFelice's or Mses. Nustad's or Wagner's employment is terminated without Cause or he/she resigns for Good Reason (as defined under the terms of their employment agreements), provided he/she executes a separation agreement and release and complies with the Restrictive Covenants Agreement, he/she will receive the amounts set forth in (i) above in a single lump sum payment, rather than in installments as applies outside of a Change in Control.

Letter Agreement with Walter D. Hosp — Former Executive Vice President and Chief Financial Officer

              In connection with Mr. Hosp's resignation, we entered into a Letter Agreement with him dated March 10, 2014. Under the terms of the Letter Agreement and in exchange for remaining an employee through June 6, 2014 and complying with the requirements of the Letter Agreement, including performing certain transition duties and providing a full release of claims, we paid Mr. Hosp:

(i) severance of six months of his current base salary of $450,000, to be paid in equal installments over a six month period in accordance with our normal payroll practices, and (ii) a lump sum equal to six months of the difference between the COBRA coverage premium for the same type of medical, dental and vision coverage he is receiving and his employee contribution (collectively, the "Separation Payments"). In addition, based upon our receipt and non-revocation of a release from Mr. Hosp, any outstanding, but not fully vested options and restricted stock units granted to him prior to January 1, 2014, continued to vest through February 28, 2015 and his then-vested options remain exercisable through May 29, 2015.

Retention Agreement with Joseph M. Donabauer — Senior Vice President, Controller, and Former Interim Principal Financial Officer and Interim Treasurer

              In light of certain organizational changes to the Finance Department, in April 2014, we entered into a Retention Agreement with Mr. Donabauer in his capacity as Vice President and Controller. We entered into this agreement to secure Mr. Donabauer's employment and to retain his services during the reorganization. Under the terms of the Retention Agreement, Mr. Donabauer received a total retention amount of $126,175. Provided that Mr. Donabauer's employment continued through certain qualifying dates and the Company had not terminated his employment for cause and Mr. Donabauer had not voluntarily resigned his employment, one-half of the retention amount was payable on September 12, 2014 and the remaining one-half was payable on March 13, 2015. In addition, in the event that we eliminate or relocate Mr. Donabauer's position as Vice President/Controller to the Dallas, Texas area and Mr. Donabauer is unable to continue his employment due to the relocation, Mr. Donabauer would receive additional cash severance in an amount equal to six times his monthly base salary, thereby qualifying as a termination without Cause under his employment agreement. The explicit purpose of this Retention Agreement is to identify the conditions of Mr. Donabauer's separation from the Company. As such, all other terms and conditions in Mr. Donabauer's Employment Agreement and Restrictive Covenants Agreement remain the same.

PROPOSALS TO BE VOTED ON

PROPOSAL ONE: ELECTION OF DIRECTORS

              The Board of Directors currently consists of nine members, eight of whom are non-employee directors. Pursuant to our By-laws, our Board of Directors is currently divided into two classes, Class I and Class II, with one class standing for election each year, for a term of two years.

              Our Board of Directors, based on the recommendation of our Nominating & Governance Committee, has nominated Daniel N. Mendelson, William F. Miller, Ellen A. Rudnick, Richard H. Stowe and Cora M. Tellez for election as Class II directors at the 2015 Annual Meeting. All of the nominees are current directors of the Company. Each of the nominees has consented to being named in this Proxy Statement and to serve as a director if elected. If elected, each of the nominees will hold office for a two year term expiring at the annual meeting of stockholders in 2017.

              Our By-laws provide that directors are elected by a majority of the votes cast by stockholders at a meeting at which a quorum is present. Unless a contrary direction is indicated, it is intended that proxies received will be voted for the election as directors of each of the five nominees, to serve a two year term, and in each case until their successors are elected and qualified. In the event any nominee for director declines or is unable to serve, the proxies may be voted for a substitute nominee selected by the Board of Directors. The Board of Directors expects that each nominee named in the following table will be available for election.

Our Board of Directors

              The following table sets forth information with respect to our directors and nominees for election at the 2015 Annual Meeting, including the composition of our four standing Committees: Audit, Compensation, Compliance and Nominating & Governance.

Name	Age	Position	Committee Memberships
Craig R. Callen	59	Class I Director	Compensation Nominating & Governance
Robert M. Holster(2)	68	Chairman and Class I Director
William C. Lucia(2)	57	President, Chief Executive Officer and Class I Director
Daniel N. Mendelson(3)	50	Class II Director Nominee	Compensation Compliance Nominating & Governance
William F. Miller III	65	Class II Director Nominee
Ellen A. Rudnick	64	Class II Director Nominee	Audit(1) Compliance Nominating & Governance
Bart M. Schwartz	68	Class I Director	Audit Compliance(1) Nominating & Governance
Richard H. Stowe(3)	71	Class II Director Nominee	Compensation(1) Nominating & Governance(1)
Cora M. Tellez(4)	65	Class II Director Nominee	Audit Nominating & Governance

(1)
Current Committee Chair

(2)
In April 2015, and effective as of the date of the 2015 Annual Meeting, Mr. Holster stepped down as Chairman of the Board and the Board of Directors appointed Mr. Lucia as Chairman, President and Chief Executive Officer, also effective as of the date of the 2015 Annual Meeting.

(3)
In April 2015, the Board of Directors appointed Mr. Mendelson as Chair of the Nominating & Governance Committee, with Mr. Stowe continuing to serve as a member of the committee, effective as of the date of the 2015 Annual Meeting, subject to their re-election as a Class II director. In addition, in April 2015, the Board of Directors appointed Mr. Stowe as Lead Independent Director, effective as of the date of the 2015 Annual Meeting, subject to his re-election as a Class II director.

(4)
In April 2015, the Board of Directors appointed Ms. Tellez as an additional member of the Compliance Committee, effective as of the date of the 2015 Annual Meeting, subject to her re-election as a Class II director.

              When an incumbent director is up for re-election, the Nominating & Governance Committee reviews the performance, skills and characteristics of such incumbent director and his/her attendance record before making a determination to recommend that the full Board nominate him or her for re-election.

              The Board of Directors believes that the combination of the business and professional experience of our directors and the diversity of their areas of expertise has been a contributing factor to its effectiveness and provides a valuable resource to management. The majority of our Board has over five years of service with us and four of our non-employee directors, Ms. Rudnick and Messrs. Holster, Miller and Stowe, have each served on our Board for more than ten years. During their tenure, our directors have gained considerable institutional knowledge about the Company and its operations. Given the growth of our business and the rapidly changing healthcare environment, this continuity of service and development of institutional knowledge enables our Board to be more efficient and more effective in developing strategy and long-term plans for the Company.

              A description of the specific experience, qualifications, attributes and skills that led our Board of Directors to conclude that each member of the Board of Directors should serve as a director follows the biographical information of each director below.

Class II: Directors Whose Terms Expire in 2015

              William F. Miller III has served as one of our directors since October 2000. In 2013, Mr. Miller joined KKR Advisors, a global investment firm, as healthcare industry advisor. From 2006 to 2013, Mr. Miller was a partner at Highlander Partners, a private equity group in Dallas, Texas focused on investments in healthcare products, services and technology. From October 2000 to April 2005, Mr. Miller served as our Chief Executive Officer and from December 2000 to April 2006, Mr. Miller served as our Chairman. From 1983 to 1999, Mr. Miller served as President and Chief Operating Officer of EmCare Holdings, Inc., a national healthcare services firm focused on the provision of emergency physician medical services. From 1980 to 1983, Mr. Miller served as Administrator/Chief Operating Officer of Vail Mountain Medical. Mr. Miller also serves as a director of several private companies. From 1997 to 2012, Mr. Miller served as a director of Lincare Holdings, Inc.

              Mr. Miller brings to the Board of Directors both a thorough understanding of our business and the healthcare industry and extensive experience in the financial markets. His significant operational experience, both at HMS and at EmCare Holdings, makes him well-positioned to provide the Company with insight on financial, operational and strategic issues.

              Daniel N. Mendelson has served as one of our directors since February 2013. Mr. Mendelson is the Chief Executive Officer and Chairman of Avalere Health, a strategic advisory company which he founded in 2000. From 1998 to 2000, Mr. Mendelson served as Associate Director for Health at the White House Office of Management and Budget (OMB) in Washington, D.C. Prior to joining OMB, Mr. Mendelson served as Senior Vice President and Director of the Medical Technology practice at The Lewin Group. He is also on faculty at the Wharton School of Business at the University of Pennsylvania and serves as a director of Champions Oncology. From 2005 to 2013, Mr. Mendelson

served as a director of Coventry Healthcare and from 2007 to 2011 he served as a director of PharMerica Corporation.

              Mr. Mendelson brings over 20 years of experience with government healthcare programs, healthcare policy and business to the Board and is a recognized leader in healthcare policy. This expertise is complemented by his extensive operational and public company board experience, which make him well-positioned to serve as the Chair of the Nominating & Governance Committee and as a member of the Compensation and Compliance Committees. In addition, given that healthcare in the United States is continuously evolving, Mr. Mendelson's background and expertise is very valuable as we adapt our business to meet these changes.

              Ellen A. Rudnick has served as one of our directors since 1997. Since 1999, Ms. Rudnick has served as Executive Director and Clinical Professor of the Polsky Center for Entrepreneurship, University of Chicago Booth School of Business. From 1993 to 1999, Ms. Rudnick served as Chairman of Pacific Biometrics, Inc., a publicly held healthcare biodiagnostics company and its predecessor, Bioquant, which she co-founded. From 1990 to 1992, she served as President and Chief Executive Officer of Healthcare Knowledge Resources (HKR), a privately held healthcare information technology corporation and subsequently served as President of HCIA, Inc. (HCIA) following the acquisition of HKR by HCIA. From 1975 to 1990, Ms. Rudnick served in various positions at Baxter Health Care Corporation, including Corporate Vice President and President of its Management Services Division. Ms. Rudnick also serves as a director of Patterson Companies, Inc. and First Midwest Bancorp, Inc.

              Ms. Rudnick brings to the Board of Directors extensive business understanding and demonstrated management expertise, having served in key leadership positions at a number of healthcare companies. Ms. Rudnick has a comprehensive understanding of the operational, financial and strategic challenges facing companies and knows how to make businesses work effectively and efficiently. Her management experience and service on other public company boards has provided her with a thorough understanding of the financial and other issues facing large companies, making her particularly valuable as the Chair of our Audit Committee and as a member of our Compliance and Nominating & Governance Committees.

              Richard H. Stowe has served as one of our directors since 1989. Mr. Stowe is a general partner of Health Enterprise Partners LP, a private equity firm. From 1999 to 2005, Mr. Stowe was a private investor, a senior advisor to the predecessor funds to Health Enterprise Partners, and a senior advisor to Capital Counsel LLC, an asset management firm. From 1979 until 1998, Mr. Stowe was a general partner of Welsh, Carson, Anderson & Stowe. Prior to 1979, he was a Vice President in the venture capital and corporate finance groups of New Court Securities Corporation (now Rothschild, Inc.). Mr. Stowe is also a director of several private and not-for-profit companies and educational institutions.

              Mr. Stowe brings 40 years of financial, capital markets and investment experience to our Board of Directors. Mr. Stowe's background and extensive experience make him well-positioned to serve as the Chair of the Compensation Committee, a member of the Nominating & Governance Committee and as our Lead Independent Director. Mr. Stowe has effectively carried out his responsibilities as Chair for several of our Board committees and is well-respected by the independent directors. The Board believes that Mr. Stowe is highly qualified and will be successful as our Lead Independent Director.

              Cora M. Tellez has served as one of our directors since October 2012. Ms. Tellez is the President and Chief Executive Officer of Sterling HSA, an independent health savings accounts administrator which she founded in 2004. Prior to starting Sterling HSA, Ms. Tellez served as President of the health plans division of Health Net, Inc., an insurance provider. She later served as President of Prudential's western health care operations, CEO of Blue Shield of California, Bay Region and Regional Manager for Kaiser Permanente of Hawaii. Ms. Tellez serves on the board of directors of several private and not-for-profit companies. From 2004 to 2007, Ms. Tellez served as a director of First Consulting Group.

              Ms. Tellez brings over 25 years of healthcare policy and operations experience to the Board. Her public company operational, financial and corporate governance experience is a valuable resource for our Board and makes her well-positioned to serve as a member of the Audit, Compliance and Nominating & Governance Committees and as our Audit Committee Financial Expert.

Class I: Directors Whose Terms Expire in 2016

              Craig R. Callen has served as one of our directors since October 2013. Mr. Callen is a Senior Advisor at Crestview Partners, a private equity firm with over $4.0 billion under management. From 2004 to 2007, Mr. Callen was Senior Vice President and Head of Strategic Planning and Business Development and a member of the Executive Committee for Aetna, Inc. In his role at Aetna, Mr. Callen reported directly to the Chairman and CEO and was responsible for oversight and development of Aetna's corporate strategy, including mergers and acquisitions. During his tenure, Mr. Callen and his team led the acquisitions of seven companies, investing over $2.0 billion, broadening Aetna's revenue, global presence, product line, targeted markets and participation in government programs. Prior to joining Aetna, Mr. Callen was a Managing Director and Head of U.S. Healthcare Investment Banking at Credit Suisse First Boston and Co-Head of Healthcare Investment Banking at Donaldson, Lufkin & Jenrette. Mr. Callen serves on the board of directors of Omega Healthcare Investors, Inc. and Symbion, Inc., a Crestview portfolio company. Previously he served on the boards of Sunrise Senior Living Inc. and Kinetic Concepts Inc. Mr. Callen holds a B.S./B.A. from Boston University and an MBA from Harvard Business School.

              Mr. Callen brings 20 years of healthcare investment banking experience and corporate development expertise to our Board, which are invaluable to us as we evaluate, develop and implement new solutions for clients. His extensive experience in a corporate setting and as an advisor to public/private healthcare companies positions him well to serve on the Compensation and Nominating & Governance Committees.

              Robert M. Holster has served as one of our directors since May 2005, as Non-Executive Chairman from March 2009 to December 2010, and as Chairman of our Board from April 2006 to July 2015. Since 2001, Mr. Holster has held senior executive level positions with us, including serving as our Chief Executive Officer from May 2005 to February 2009 and as our President and Chief Operating Officer from April 2001 to May 2005. In March 2009, Mr. Holster stepped down as our Chief Executive Officer but remained an employee of the Company through December 2010. Previously, Mr. Holster served as our Executive Vice President from 1982 through 1993 and as one of our directors from 1989 through 1996. Mr. Holster previously served in a number of executive positions including Chief Executive Officer of HHL Financial Services, Inc., Chief Financial Officer of Macmillan, Inc. and Controller of Pfizer Laboratories, a division of Pfizer, Inc.

              Mr. Holster served as a member of our management team and that of our predecessor, Health Management Systems, Inc., for an aggregate of over 20 years, including serving as our Chief Executive Officer for four years and as our President and Chief Operating Officer for four years. On April 24, 2015, Mr. Holster stepped down from his role as Chairman, effective as of the date of the 2015 Annual Meeting. Mr. Holster will remain on our Board and continue to work closely with Mr. Lucia to ensure a seamless transition of board leadership to Mr. Lucia. As a director who has served in the combined role as the Chairman and Chief Executive Officer of our Company, Mr. Holster will be able to provide guidance to Mr. Lucia on matters such as the Company's risk profile, long-term strategy and potential growth opportunities while offering the Board a unique insight into the Company's challenges, operations, and strategic opportunities. Given his extensive history with the Company and past experience as the Company's former Chairman and Chief Executive Officer, Mr. Holster brings an unmatched depth of industry and Company-specific experience to our Board.

              William C. Lucia has served as our President and Chief Executive Officer since March 2009 and as one of our directors since May 2008. On April, 24, 2015, Mr. Lucia was appointed Chairman of the Board, to replace Mr. Holster effective as of the date of the 2015 Annual Meeting. From May 2005 to March 2009, Mr. Lucia served as our President and Chief Operating Officer, gaining critical insights into how to manage and grow our business in a complex and dynamic healthcare environment. Since joining us in 1996, Mr. Lucia has held several positions with us, including: President of our subsidiary, Health Management Systems, Inc., from 2002 to 2009; President of our Payor Services Division from 2001 to 2002; Vice President and General Manager of our Payor Services Division from 2000 to 2001; Vice President of our Business Office Services from 1999 to 2000; Chief Operating Officer of our former subsidiary Quality Medical Adjudication, Incorporated (QMA) and Vice President of West Coast Operations from 1998 to 1999; Vice President and General Manager of QMA from 1997 to 1998; and Director of Information Systems for QMA from 1996 to 1997. Prior to joining us, Mr. Lucia served in various executive positions including Senior Vice President, Operations and Chief Information Officer for Celtic Life Insurance Company and Senior Vice President, Insurance Operations for North American Company for Life and Health Insurance. Mr. Lucia is a Fellow of the Life Management Institute Program through LOMA, an international association through which insurance and financial services companies around the world engage in research and educational activities to improve company operations.

              With over 19 years of experience with the Company working across multiple divisions and his prior experience in the insurance industry, Mr. Lucia brings to our Board in-depth knowledge of the Company and the healthcare and insurance industries, the evolving healthcare landscape and the array of challenges to be faced and demonstrates an ability to formulate and implement key strategic initiatives, making him well-positioned to lead our management team and provide essential insight and guidance to the Board as our Chairman.

              Bart M. Schwartz has served as one of our directors since July 2010. Mr. Schwartz currently serves as the Chairman and Chief Executive Officer of SolutionPoint International, LLC, which provides an integrated array of business intelligence, security and compliance, identity assurance and situational awareness solutions. In 2003, Mr. Schwartz founded his own law firm, which specializes in, among other areas, conducting independent investigations, monitoring and Independent Private Sector Inspector General engagements and developing, auditing and implementing compliance programs. From 1991 to 2003, Mr. Schwartz served as the Chief Executive Officer of Decision Strategies, an internationally recognized investigative and security firm, which was sold to SPX Corporation in 2001. Mr. Schwartz has over 30 years' experience managing domestic and international investigations, prosecutions and assessments for clients in both the public and private sectors.

              Mr. Schwartz brings extensive legal and compliance experience to our Board, which is particularly valuable as we continue to expand our business. Mr. Schwartz's background makes him well-positioned to serve as the Chair of the Compliance Committee and as a member of the Audit and Nominating & Governance Committees.

Vote Required

              The affirmative vote of a majority of the votes cast at the 2015 Annual Meeting is required to elect each of the five nominees to the Board.

The Board of Directors recommends a vote "FOR" each of the five nominees named in Proposal One.

PROPOSAL TWO: APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

              At the 2015 Annual Meeting, the stockholders of the Company will be asked to consider and vote in favor of an amendment to the Company's Certification of Incorporation, as currently in effect (the "Certificate of Incorporation"), that would increase the number of shares of common stock that the Company is authorized to issue. In February 2015, the Board of Directors voted unanimously to approve and to recommend to our stockholders that they approve this amendment.

Proposed Amendment

              We propose to amend the existing language of Article Fourth of the Certificate of Incorporation as follows (with additions indicated in italics and deletions indicated by strike-through text):

              "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 180,000,000 130,000,000 shares, consisting of (i) 175,000,000 125,000,000 shares of Common Stock, $0.01 par value per share ("Common Stock"), and (ii) 5,000,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock")."

              The proposed amendment to the Certificate of Incorporation will not increase or otherwise affect the number of preferred shares authorized.

Reasons for Increase in Authorized Common Stock

              The Board believes that it is advisable and in the best interests of the Company and its stockholders to increase the total number of authorized shares of common stock in order to provide the Company greater flexibility in considering and planning for a variety of general corporate purposes that may be identified in the future. These corporate purposes include, but are not limited to, potential strategic transactions or partnerships, such as mergers, acquisitions and other business combinations, equity financings, providing equity incentives to employees, additional stock splits, other recapitalizations and other general corporate purposes.

              The Company has no immediate plans, understandings, agreements or commitments to issue additional shares of common stock for any purpose. However, the Company also reviews and evaluates potential transactions on an ongoing basis to determine if such actions would be in the best interests of the Company and its stockholders. The additional authorized shares would enable the Company to act quickly in response to capital raising and other corporate opportunities (as described above), in most cases without the necessity of holding a special stockholders' meeting and obtaining further stockholder approval before such issuance(s) could proceed, except as provided under Delaware law or under the NASDAQ Marketplace Rules. Whether and how to undertake any of these types of transactions, if at all, will depend in part on market conditions at the time and there can be no assurance that the Company will undertake any of these types of transactions even if the proposed amendment is approved by the stockholders.

Possible Effects of the Amendment

              If the amendment to the Certificate of Incorporation is approved, the additional authorized shares would be available for issuance at the discretion of the Board of Directors and without further stockholder approval, except as may be required by law or the rules of NASDAQ. The proposed increase in the number of authorized shares of the Company's common stock will not change the number of shares of common stock outstanding, nor will it have any immediate dilutive effect or change the rights of current holders of the Company's common stock. However, the issuance of additional shares of common stock authorized by this amendment may occur at times or under circumstances as to have a dilutive effect on earnings per share, book value per share or the percentage of voting ownership interest of the present holders of the Company's common stock, none of whom have preemptive rights to purchase additional shares of common stock.

              Upon stockholder approval of the proposed amendment, our Board of Directors will have authority to file the amendment with the Secretary of the State of Delaware to designate an additional 50,000,000 shares of common stock. The amendment will become effective on the date it is filed without further stockholder action. A copy of the Certificate of Incorporation as amended by the proposed change to Article Fourth is attached to this Proxy Statement as Annex B.

Vote Required

              The affirmative vote of a majority of the shares entitled to vote at the 2015 Annual Meeting is required to approve the proposal to amend our Certificate of Incorporation to increase the Company's authorized shares of common stock.

The Board of Directors recommends a vote "FOR" the proposal to amend the Company's Certificate of Incorporation to increase the number of shares of common stock that we are authorized to issue from 125,000,000 shares to 175,000,000 shares.

 PROPOSAL THREE: ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

              We are providing our stockholders the opportunity to vote to approve, on an advisory basis, the compensation of Messrs. Lucia, Sherman, DeFelice, Donabauer and Hosp and Mses. Nustad and Wagner, whom we refer to as our named executive officers and whose compensation is disclosed in this Proxy Statement in accordance with the SEC's rules. This proposal, which is commonly referred to as "say-on-pay," is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act.

Proposed Resolution

              Our Board of Directors is asking stockholders for advisory approval of our 2014 executive compensation as described in this Proxy Statement:

  RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in the proxy statement for the Company's 2015 Annual Meeting of Stockholders, is hereby approved.

Rationale

              Our executive compensation program is designed to attract, develop, motivate, and retain talented executives to lead our business. Under this program, our executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The program contains elements of cash and equity-based compensation and is designed to align the interests of our executives with those of our stockholders.

              As we describe in the Compensation Discussion and Analysis, "pay for performance" is the underlying philosophy for our executive compensation program. The program is designed and administered to align the interests of our senior executives with the interests of our stockholders, thus rewarding individual and team achievements that contribute to the attainment of our business goals; and to provide a balance of total compensation opportunities, including salary, short-term and long-term cash and equity incentives that are competitive with similarly situated companies and reflective of our performance. The Board believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Effect of Your Vote on this Proposal

              As an advisory vote, the results of the vote on this proposal are not binding and thus do not overrule any decision by the Company or the Board of Directors (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board of Directors (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the Board of Directors (or any committee thereof). However, our Compensation Committee and Board of Directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future executive compensation decisions.

Vote Required

              The affirmative vote of a majority of the votes cast at the 2015 Annual Meeting is required to approve, on an advisory basis, our 2014 executive compensation as reported in this Proxy Statement.

The Board of Directors recommends a vote "FOR" the proposal to provide advisory approval of the Company's 2014 executive compensation.

 PROPOSAL FOUR: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

              The Audit Committee has selected KPMG LLP ("KPMG") as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2015, and has recommended to the Board of Directors that such selection be submitted to our stockholders for ratification. KPMG has audited our consolidated financial statements and the financial statements of our predecessor since 1981. Although stockholder ratification of the selection of KPMG is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the 2015 Annual Meeting, the Audit Committee may reconsider its selection of KPMG.

              Representatives of KPMG are expected to attend the 2015 Annual Meeting, where they will be available to respond to appropriate questions from stockholders, and make a statement, if they desire.

              In addition to retaining KPMG to audit our financial statements, from time to time, we engage KPMG to perform other services. The following table sets forth the aggregate fees billed by KPMG in connection with the services rendered during the past two fiscal years. All fees set forth below were pre-approved by the Audit Committee of the Board of Directors.

Type of Fee	2014	2013
Audit Fees(1)	$940,000	$873,667
Tax Fees(2)	$118,002	$60,594

Total Fees for Services Provided	$1,058,002	$934,261

(1)
Audit fees represent fees for professional services rendered for the audit of our consolidated financial statements, review of interim financial statements and services normally provided by the independent registered public accounting firm in connection with regulatory filings, including registration statements.

(2)
Represents fees for tax services, including tax compliance, tax advice and tax planning provided during the ordinary course of operations.

Audit Committee Pre-Approval Policies and Procedures

              In accordance with its Charter, the Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm.

              Prior to the annual engagement of our independent registered public accounting firm, the Audit Committee pre-approves all services to be provided. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services. In such circumstances, our senior management seeks approval of the non-audit services that it recommends the Audit Committee engage the independent registered public accounting firm to provide for the fiscal year. A budget, estimating the specific non-audit service spending for the fiscal year, is provided to the Audit Committee along with the request. The Audit Committee will be regularly informed of the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

Vote Required

              The affirmative vote of a majority of the votes cast at the 2015 Annual Meeting is required to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

The Board of Directors recommends a vote "FOR" the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

REPORT OF AUDIT COMMITTEE

              In accordance with its Charter, the Audit Committee of the Board of Directors (the "Board") of HMS Holdings Corp. (the "Company"), among its other duties, assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing, and financial reporting practices. During 2014, the Audit Committee met eight times.

              In discharging its oversight responsibility as to our financial reporting process, the Audit Committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2014 with management. Management has the responsibility for the preparation of our financial statements and the Company's independent registered public accounting firm, KPMG LLP (KPMG) has the responsibility for the examination of those statements.

              The Audit Committee discussed with KPMG the matters required to be discussed by the Auditing Standard No.16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

              The Audit Committee has received from KPMG a formal written statement describing all relationships between KPMG and the Company that might bear on KPMG's independence, as required by applicable requirements of the Public Company Accounting Oversight Board, and discussed with KPMG any relationships that may impact its objectivity and independence. The Audit Committee has also considered whether the provision of non-audit services by KPMG is compatible with its independence. Based on the foregoing, the Audit Committee has concluded that KPMG is independent from the Company and its management.

              Based on the above-mentioned review and discussions with management and KPMG, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report for the fiscal year ended December 31, 2014, for filing with the Securities and Exchange Commission.

              By the Audit Committee of the Board of Directors of HMS Holdings Corp.

Ellen A. Rudnick, Chair Bart M. Schwartz Cora M. Tellez

              The information contained in the Audit Committee Report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

              The following tables set forth information known to us with respect to the beneficial ownership of our common stock as of April 15, 2015 by (i) each of our directors and nominees for Class II director, (ii) Messrs. Lucia, Sherman, DeFelice, Hosp and Donabauer and Mses. Nustad and Wagner, whom we refer to in this proxy statement as our named executive officers, (iii) all of our directors and current executive officers as a group and (iv) each person (or group of affiliated persons) known by us to be the beneficial owner of more than 5% of our common stock.

              The tables are based upon information supplied to us by directors, executive officers and principal stockholders and filings under the Exchange Act, as amended. We have based our calculation of the percentage of beneficial ownership on 88,540,272 shares of our common stock outstanding as of April 15, 2015, unless otherwise noted. The beneficial ownership reported in the following tables is determined in accordance with the applicable rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. For purposes of the following tables, an entity or individual is considered the beneficial owner of shares of common stock if he or she has the right to acquire within 60 days of April 15, 2015, such common stock and directly or indirectly has or shares voting power or investment power, as defined in the rules of the SEC, with respect to such shares.

              Unless otherwise noted and subject to applicable community property laws, to our knowledge each stockholder named in the following table possesses sole voting and investment power over the shares listed. The address of each person listed in the table is c/o HMS Holdings Corp., 5615 High Point Drive, Irving, TX 75038. To our knowledge, as of April 15, 2015, none of our officers or directors has pledged any of the shares that they respectively beneficially own as security.

Security Ownership of Management

Name of Beneficial Owner	Number of Outstanding Shares of Common Stock		Number of Shares of Common Stock Acquirable Within 60 Days(1)	Percent of Class
Directors and Nominees for Director (who are not Officers):
Craig R. Callen	7,000		10,480	*
Robert M. Holster	364,974	(2)	57,074	*
Daniel N. Mendelson	5,240		10,440	*
William F. Miller	135,636	(3)	44,267	*
Ellen A. Rudnick	15,680		66,836	*
Bart M. Schwartz	11,928		25,501	*
Richard H. Stowe	75,000		85,801	*
Cora M. Tellez	580		21,292	*
Named Executive Officers:
Eugene V. DeFelice	2,680		7,269	*
Joseph M. Donabauer	3,365		18,974	*
Walter D. Hosp	12,750	(4)	74,665	*
William C. Lucia	282,275	(5)	527,383	*
Cynthia Nustad	7,611		56,549	*
Jeffrey S. Sherman	0		0	*
Semone Wagner	9,436		10,760	*
All current directors and executive officers as a group (15 persons)(6)	925,874		963,388	2.1%

(*)
Less than 1% of outstanding shares

(1)
Includes the number of shares that could be purchased by exercise of options exercisable at April 15, 2015 or within 60 days thereafter under the Company's 2006 Stock Plan and the number of shares underlying restricted stock units that are not subject to outstanding performance conditions and vest within 60 days of April 15, 2015, whether or not deferred pursuant to the Company's Director Deferred Compensation Plan. Restricted stock units do not have voting power and are payable solely in shares of Company common stock. The amounts reported in this column are excluded from the amounts reported under the column "Number of Outstanding Shares of Common Stock."

(2)
Includes 6,000 shares of common stock held by Mr. Holster's spouse and 175,000 shares held in an irrevocable trust for the benefit of Mr. Holster's children and grandchildren. Mr. Holster's spouse is trustee of the trust. Mr. Holster disclaims beneficial ownership of the shares held by the trust.

(3)
Includes 9,000 shares of common stock held in trusts for the benefit of Mr. Miller's family. Mr. Miller disclaims beneficial ownership of the shares of common stock held by the trusts.

(4)
Based on information supplied to us by Mr. Hosp as of January 1, 2015. Includes 1,750 shares of common stock held by Mr. Hosp's spouse. Mr. Hosp disclaims beneficial ownership of the shares held by his spouse. Mr. Hosp resigned as our Executive Vice President, Chief Financial Officer and Treasurer, effective as of June 6, 2014.

(5)
Includes 282,275 shares of common stock held by the William C. Lucia Family Trust, a revocable trust for which Mr. Lucia serves as trustee.

(6)
Includes the named executive officers other than Messrs. Donabauer and Hosp, the current directors and Ms. South and Mr. Williams.

              Based on review of filings with the Securities and Exchange Commission and review of stockholders of record, the following entities hold more than 5% of our outstanding shares of common stock.

Security Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Number of Outstanding Shares of Common Stock	Percent of Class
BlackRock, Inc.(1)	7,322,870	8.3%
Clifton Park Capital Management, LLC(2)	5,930,000	6.8%
Franklin Resources, Inc.(3)	4,408,663	5.0%
RS Investment Management Co. LLC(4)	6,092,911	6.9%
T. Rowe Price Associates, Inc.(5)	4,903,069	5.5%
The Vanguard Group(6)	5,480,378	6.2%
William Blair & Company, LLC(7)	6,481,059	7.4%

(1)
Based solely on a Schedule 13G/A filed with the SEC on January 23, 2015. According to the Schedule 13G/A, BlackRock, Inc., in its capacity as a parent holding company or control person of subsidiaries that acquired the reported securities, has sole voting power over 7,133,650 shares and sole dispositive power over 7,322,870 shares. The Schedule 13G/A was filed on BlackRock's behalf and on behalf of its subsidiaries, BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A.; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd and BlackRock Investment Management, LLC. BlackRock's principal business address is 55 East 52nd Street, New York, NY 10022.

(2)
Based solely on a Schedule 13G filed with the SEC on February 13, 2015. According to the Schedule 13G, Clifton Park Capital Management, LLC has shared voting and dispositive power over 5,930,000 shares. Clifton Park's principal business address is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808-1645.

(3)
Based solely on a Schedule 13G filed with the SEC on February 9, 2015, by Franklin Resources, Inc. ("FRI"), Charles B. Johnson and Rupert H. Johnson, Jr. (collectively, the "FR

  Reporting Persons"). According to the Schedule 13G, certain investment management subsidiaries of FRI have sole investment and voting power over the shares, as follows: Franklin Advisers, Inc. ("FAI") has sole voting power over 4,074,607 shares, Fiduciary Trust Company International ("Fiduciary Trust") has sole voting power over 140,700 shares, Franklin Templeton Portfolio Advisors, Inc. ("FT Portfolio") has sole voting power over 128,914 shares and Franklin Templeton Investments (Asia) Ltd. ("FT Investments") has sole voting power over 1,642 shares. Additionally, FAI has sole dispositive power over 4,137,407 shares, Fiduciary Trust has sole dispositive power over 140,700 shares, FT Portfolio has sole dispositive power over 128,914 shares and FT Investments has sole dispositive power over 1,642 shares. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding stock of Franklin Resources, Inc. and are the principal stockholders of FRI. The FR Reporting Persons' principal business address is One Franklin Parkway, San Mateo, CA 94403-1906.

(4)
Based solely on a Schedule 13G filed with the SEC on February 12, 2015. According to the Schedule 13G, RS Investment Management Co. LLC, a registered investment advisor, has sole voting power over 5,799,945 shares and sole dispositive power over 6,092,911 shares. According to the Schedule 13G, the clients of RS Investment Management Co., including investment companies registered under the Investment Company Act of 1940 and separately managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock of HMS. To the knowledge of RS Investment Management Co., no individual client has an interest of more than five percent of the class of securities reported. RS Investment Management's principal business address is One Bush Street, Suite 900, San Francisco, CA 94104.

(5)
Based solely on a Schedule 13G/A filed with the SEC on February 13, 2015. According to the Schedule 13G/A, T. Rowe Price Associates, Inc., a registered investment adviser ("Price Associates"), has sole voting power over 582,702 shares and sole dispositive power over 4,903,069 shares. Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client's custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients for whom Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. Price Associates' principal business address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(6)
Based solely on a Schedule 13G/A filed with the SEC on February 10, 2015. According to the Schedule 13G/A, The Vanguard Group, a registered investment advisor, has sole voting power over 116,537 shares, sole dispositive power over 5,370,241 shares and shared dispositive power over 110,137 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 110,137 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 6,400 shares as a result of its serving as investment manager of Australian investment offerings. The Vanguard Group's principal business address is 100 Vanguard Blvd., Malvern, PA 19355.

(7)
Based solely on a Schedule 13G/A filed with the SEC on February 4, 2015. According to the Schedule 13G/A, William Blair & Company, LLC has sole voting and dispositive power over 6,481,059 shares. William Blair's principal business address is 222 W. Adams, Chicago, IL 60606.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              Pursuant to Section 16(a) of the Exchange Act, as amended, our executive officers, directors and persons owning more than 10% of a registered class of our equity securities are required to file reports of ownership and changes in ownership of common stock with the SEC. Copies of such reports are required to be furnished to us.

              Based solely on a review of the copies of such reports furnished to us, or written representations that no other reports were required, we believe that during fiscal year 2014, all of our executive officers and directors complied with the requirements of Section 16(a), except that (i) due to administrative error, 1 report covering 1 transaction was not timely reported by each of Mr. Donabauer and Ms. Wagner, and (ii) 5 late reports from 2009 through 2013, covering an aggregate of 14 transactions involving a change in beneficial ownership from direct holdings to indirect holdings through a series of gifts of shares to a revocable family trust for which Mr. Lucia serves as trustee were not timely reported by Mr. Lucia. All of such reports were promptly filed on behalf of the respective officers upon learning of the unreported transactions.

OTHER BUSINESS

              As of the date of this Proxy Statement, the Board of Directors knows of no business to be presented at the 2015 Annual Meeting other than as set forth herein. If other matters properly come before the 2015 Annual Meeting, the persons named as proxies will vote on such matters in their discretion.

 ANNUAL REPORT

              Our 2014 Annual Report is concurrently being provided or mailed to stockholders. The Annual Report contains our consolidated financial statements and the report thereon of KPMG LLP, independent registered public accounting firm. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

                        BY ORDER OF THE BOARD OF DIRECTORS

                        Eugene V. DeFelice
                        EVP, General Counsel & Corporate Secretary

Dated: May [    ], 2015

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

ANNEX A

HMS HOLDINGS CORP. AND SUBSIDIARIES
(in thousands)
(unaudited)

Reconciliation of Net income to EBITDA and adjusted EBITDA

	Year Ended December 31,
	2014	2013
Net income	$13,947	$39,997
Net interest expense	7,874	12,387
Income taxes	12,383	25,593
Depreciation and amortization, net of deferred financing costs, included in net interest expense	53,598	54,991

Earnings before interest, taxes, depreciation and amortization (EBITDA)	87,802	132,968
Stock-based compensation expense	13,356	11,997

Adjusted EBITDA	$101,158	$144,965

A-1

ANNEX B

Form of Certificate of Amendment

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

HMS HOLDINGS CORP.

              HMS Holdings Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

              1.     This Certificate of Amendment (the "Certificate of Amendment") amends the provisions of the Corporation's Certificate of Incorporation filed with the Secretary of State on July 17, 2013 (the "Certificate of Incorporation").

              2.     The first paragraph of Article FOURTH of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

              FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 180,000,000 shares, consisting of (i) 175,000,000 shares of Common Stock, $0.01 par value per share ("Common Stock"), and (ii) 5,000,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock").

              3.     This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

              4.     All other provisions of the Certificate of Incorporation shall remain in full force and effect.

              IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its authorized officer this        day of                        , 2015.

By
Name:
Title:

B-1

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. HMS HOLDINGS CORP. M92473-P62453-Z65056 ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain For Against Abstain HMS HOLDINGS CORP. 5615 HIGH POINt DRIve IRvING, texaS 75038 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FuTuRE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. 1b. William F. Miller III 1a. Daniel N. Mendelson 1c. Ellen A. Rudnick 1d. Richard H. Stowe 1e. Cora M. Tellez 1. Election of Directors The Board of Directors recommends you vote FOR the Director Nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4. 4. Ratification of the selection of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015. 3. Advisory approval of the Company's 2014 executive compensation. 2. Approval of the amendment to the Company's Certificate of Incorporation to increase the number of shares of common stock that the Company is authorized to issue from 125,000,000 shares to 175,000,000 shares. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. For address changes/comments, mark here. (see reverse for instructions) ! ! ! !

M92474-P62453-Z65056 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and the HMS Holdings Corp. 2014 Annual Report on Form 10-K are available at www.proxyvote.com. Address Changes/Comments: _______________________________________________________________________________ _________________________________________________________________________________________________________ (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) HMS HOLDINGS CORP. Annual Meeting of Stockholders July 9, 2015 This proxy is solicited by the Board of Directors The stockholder(s) whose signature(s) appear(s) on the reverse side, hereby appoint(s) William C. Lucia and Eugene V. DeFelice, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HMS HOLDINGS CORP. that the stockholder(s) whose signature(s) appear(s) on the reverse side is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, CDT on Thursday, July 9, 2015, at the Omni Mandalay Hotel at Las Colinas, 221 E. Las Colinas Blvd., Irving, TX 75039, and any adjournment or postponement thereof. THIS PROXY WHEN PROPERLY EXECuTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS: FOR ALL DIRECTOR NOMINEES AND FOR PROPOSALS 2, 3 AND 4. IN THEIR DISCRETION, THE PROXIES ARE ALSO AuTHORIZED TO VOTE uPON SuCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOuRNMENT OR POSTPONEMENT THEREOF. Continued and to be signed on reverse side